Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of
Genelabs Technologies, Inc.

at

$1.30 Net Per Share

by

Gemstone Acquisition Corporation

a wholly-owned subsidiary of

GlaxoSmithKline plc

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 10, 2008 UNLESS THE OFFER IS EXTENDED.

Gemstone Acquisition Corporation, a California corporation (“Purchaser”) and a wholly-owned subsidiary of SmithKline Beecham Corporation, a Pennsylvania corporation (“SKB”) and a wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”), is offering to purchase all outstanding shares of common stock, no par value (the “Shares”), of Genelabs Technologies, Inc., a California corporation (“Genelabs”), at a price of $1.30 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 29, 2008, among Purchaser, Genelabs and SKB (the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Genelabs and Genelabs will be the surviving corporation (the “Merger”).

The Genelabs board of directors has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, Genelabs and the holders of Shares and adopted and approved the Merger Agreement, the Offer and the Merger. The Genelabs board of directors unanimously declared the advisability of the Merger Agreement and recommends that the holders of Shares tender their Shares pursuant to the Offer.

There is no financing condition to the Offer. The Offer is subject to various conditions, including the condition that, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by GSK, SKB, Purchaser and their wholly-owned subsidiaries, constitutes at least 90 percent of the total number of the then outstanding Shares on a fully diluted basis (as defined herein). If more than 50 percent of the then outstanding Shares and less than 90 percent of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer and not withdrawn, Purchaser may, under certain circumstances described in this document, either exercise the top-up option described herein or reduce the number of shares subject to the Offer to a number equal to 49.9 percent of the Shares then outstanding. A summary of the principal terms of the Offer appears on pages (i) through (iii). You should read this entire document carefully before deciding whether to tender your Shares.

The Information Agent for the Offer is:

November 12, 2008

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Computershare Inc., the depositary for the Offer (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case by the Expiration Date (as defined herein) of the Offer, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

If you desire to tender your Shares to Purchaser pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or cannot deliver all required documents to the Depositary by the expiration of the Offer, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.

* * *

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank or trust company for assistance.

SUMMARY TERM SHEET

This summary highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you. You should carefully read this entire Offer to Purchase and the other documents to which this Offer to Purchase refers to fully understand the Offer, the Merger and the related transactions. References to “we,” “us,” or “our,” unless the context otherwise requires, are references to Purchaser (as defined below).

Principal Terms

•	Gemstone Acquisition Corporation (“Purchaser”), a wholly-owned subsidiary of SmithKline Beecham Corporation (“SKB”) and a wholly-owned subsidiary of GlaxoSmithKline plc (“GSK”), is offering to purchase all outstanding shares of common stock, no par value (the “Shares”), of Genelabs Technologies, Inc. (“Genelabs”), at a price of $1.30 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The Offer is being made in connection with the Agreement and Plan of Merger, dated as of October 29, 2008, among Purchaser, Genelabs and SKB (the “Merger Agreement”), pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Genelabs and Genelabs will be the surviving corporation (the “Merger”).

•	The Offer is the first step in our plan to acquire all of the outstanding Shares, as provided in the Merger Agreement. Following consummation of the Offer, we intend to acquire the remainder of the Shares in the Merger for an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price. No dissenters’ rights are available in connection with the Offer. However, under California law, shareholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the California General Corporation Law will have the right to demand and perfect dissenters’ rights in connection with the Merger.

•	Genelabs has granted Purchaser the option (which is exercisable on one or more occasions, in Purchaser’s discretion, after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer), to purchase newly-issued Shares or treasury Shares of Genelabs so as to increase the number of Shares owned by Purchaser, SKB and GSK to either (i) one Share more than 90 percent of the total Shares then outstanding or (ii) if the Offer is amended to reflect to the Revised Minimum Number (as described below), 49.9 percent of the total Shares then outstanding (the “top-up option”), provided, the top-up option may not be exercised for more Shares than are authorized and unissued by Genelabs. The purchase price per Share for Shares under the top-up option would be equal to the Offer Price. The top-up option is subject to certain additional terms and conditions.

•	The initial offering period for the Offer will end at 12:00 midnight, New York City time, on December 10, 2008, unless we extend the Offer. We will announce any decision to extend the Offer in a press release stating the new expiration date no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration of the Offer.

•	See Section 1 — “Terms of the Offer.”

Genelabs Board Recommendation

•	The Genelabs board of directors has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, Genelabs and the holders of Shares and adopted and approved the Merger Agreement, the Offer and the Merger. The Genelabs board of directors unanimously declared the advisability of the Merger Agreement and recommends that the holders of Shares tender their Shares pursuant to the Offer. See “Introduction” and Section 10 — “Background of the Offer; Contacts with Genelabs” below, and Genelabs’ Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

Conditions

•	We are not obligated to purchase any tendered Shares unless, at the expiration of the Offer, there have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then beneficially owned by GSK, SKB, Purchaser and their wholly-owned subsidiaries, constitutes at least 90 percent of the total number of the then outstanding Shares on a “fully diluted basis” (which means, as of any time, the number of Shares outstanding, together with all Shares that are issuable upon exercise of any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, excluding Shares that are issuable upon the exercise of options and warrants that have an exercise price greater than the Offer Price). We refer to this condition as the “Minimum Tender Condition.” As of the date of this Offer to Purchase, GSK, SKB, Purchaser and their wholly-owned subsidiaries own 64,820 Shares.

•	If more than 50 percent of the then outstanding Shares and less then 90 percent of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer and not withdrawn, Purchaser may, under certain circumstances described in this document, either exercise the top-up option and reduce the number of Shares required to satisfy the Minimum Tender Condition or reduce the number of Shares subject to the Offer to a number that, when added to the number of Shares then owned by GSK, SKB and Purchaser (together with their wholly-owned subsidiaries), would equal to 49.9 percent of the Shares then outstanding (the “Revised Minimum Number”). If the number of Shares subject to the Offer is reduced to the Revised Minimum Number and a greater number of Shares are tendered, we will reduce the amount of Shares we will purchase from you by the same proportion we reduce the amount purchased from all other tendering shareholders. If the subsequent Merger between Purchaser and Genelabs occurs, you will receive the Offer Price as the Merger Consideration, subject to the right of shareholders under California law to demand and perfect dissenters’ rights. See Section 15 — “Certain Legal Matters.”

•	Our obligation to purchase any tendered Shares is subject to the condition that the representations and warranties made by Genelabs in the Merger Agreement are true and correct, subject to the materiality standard provided in the Merger Agreement, and that Genelabs has performed in all material respects its obligations under the Merger Agreement that are to be performed prior to the expiration of the Offer.

•	The Offer is also subject to a number of other important conditions. We can waive these conditions (other than the Minimum Tender Condition) without Genelabs’ consent. See Section 13 — “Conditions of the Offer.”

•	There is no financing condition to the Offer. We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) GSK has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

Procedures for Tendering Shares

•	If you wish to accept the Offer and:

•	You are a record holder (i.e., a share certificate has been issued to you and registered in your name), you must deliver the share certificate(s) representing your Shares (or follow the procedures described in this Offer to Purchase for book-entry transfer), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, to the Depositary. These materials must reach the Depositary before the Offer expires. Detailed instructions are contained in the Letter of Transmittal and in Section 3 — “Procedures for Tendering Shares;”

•	You are a record holder, but your share certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may be able to obtain three additional trading days to tender your Shares

ii

using the enclosed Notice of Guaranteed Delivery. See Section 3 — “Procedures for Tendering Shares” for more information; or

•	You hold your Shares through a broker or a bank, you should promptly contact your broker or bank and give instructions that your Shares be tendered.

Withdrawal Rights

•	You have the right to, and can, withdraw Shares that you previously tendered at any time until the Offer has expired and, if we have not by January 10, 2009 agreed to accept your Shares for payment, you can withdraw them at any time after such time until we accept your Shares for payment. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

•	To withdraw Shares that you previously tendered, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary at a time when you have the right to withdraw your Shares. If you tendered your Shares through your broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Shares. You will not be able to withdraw Shares tendered during any subsequent offering period that we may elect to establish after we have accepted for payment and paid for Shares tendered in the Offer. See Sections 1 and 4 — “Terms of the Offer” and “Withdrawal Rights.”

Recent Genelabs Trading Prices; Subsequent Trading

•	On October 29, 2008, the last trading day before GSK and Genelabs announced the signing of the Merger Agreement, the closing price of the Shares reported on The NASDAQ Capital Market was $0.23 per Share.

•	The Offer Price of $1.30 per Share represents a premium of 465 percent to Genelabs’ closing stock price on October 29, 2008.

•	On November 11, 2008, the last trading day before Purchaser commenced the Offer, the closing price of the Shares reported on The NASDAQ Capital Market was $1.26 per Share.

•	We advise you to obtain a recent quotation for Shares in deciding whether to tender your Shares in the Offer. See Section 6 — “Price Range of Shares; Dividends.”

U.S. Federal Income Tax Treatment

•	If you are a U.S. taxpayer, your receipt of cash for Shares in the Offer or in the Merger will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (a) the cash you receive in the Offer or the Merger and (b) your adjusted tax basis in the Shares you sell in the Offer or exchange in the Merger. That gain or loss will be capital gain or loss if the Shares are a capital asset in your hands, and will be long-term capital gain or loss if the Shares have been held for more than one year at the time of the exchange of your Shares for cash. You are urged to consult your own tax advisor as to the particular tax consequences of the Offer and the Merger to you, including the tax consequences under state, local, foreign and other tax laws. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger.”

Further Information

•	For further information, you can call MacKenzie Partners, Inc., the Information Agent for the Offer, at (212) 929-5500 (call collect) or (800) 322-2885 (toll free), or you can email the Information Agent at tenderoffer@mackenziepartners.com. See the back cover page of this Offer to Purchase.

iii

To All Holders of Shares of Common Stock of
Genelabs Technologies, Inc.:

INTRODUCTION

Gemstone Acquisition Corporation, a California corporation (“Purchaser”) and a wholly-owned subsidiary of SmithKline Beecham Corporation, a Pennsylvania corporation (“SKB”) and a wholly-owned subsidiary of GlaxoSmithKline plc, a public limited company organized under the laws of England and Wales (“GSK”), hereby offers to purchase all outstanding shares of common stock, no par value (the “Shares”), of Genelabs Technologies, Inc., a California corporation (“Genelabs”), at a price of $1.30 per Share, net to the seller in cash (the “Offer Price”), without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”).

If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by Purchaser. If you hold your Shares through a broker or bank you should check with your broker or bank as to whether they charge any service fees or commissions. However, if you do not complete and sign the Substitute Form W-9 that is included in the Letter of Transmittal, or a Form W-8BEN or other Form W-8, as applicable, you may be subject to a required backup federal income tax withholding of 28 percent of the gross proceeds payable to you. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against your U.S. federal income tax liability. See Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger.” Purchaser will pay all charges and expenses of Computershare, Inc. (the “Depositary”) and MacKenzie Partners, Inc. (the “Information Agent”).

The Offer is not subject to any financing condition. The Offer is subject to the conditions, among others, that (a) at the expiration of the Offer there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares then beneficially owned by GSK, SKB, Purchaser and their wholly-owned subsidiaries, constitutes at least 90 percent of the total number of then outstanding Shares, on a fully diluted basis (the “Minimum Tender Condition”), and (b) subject to certain exceptions, no change, effect, event or occurrence that has, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise), operations or results of operations of Genelabs shall have occurred after the date of the Merger Agreement. The Offer is also subject to certain other terms and conditions. See Section 13 — “Conditions of the Offer.”

In the event that more than 50 percent of the then outstanding Shares and less then 90 percent of the Shares then outstanding on a fully diluted basis are tendered pursuant to the Offer and not withdrawn, Purchaser may, under certain circumstances described in this document, either exercise the top-up option and reduce the number of shares required to satisfy the Minimum Tender Condition or reduce the number of Shares subject to the Offer to a number that, when added to the number of Shares then owned by GSK, SKB and Purchaser (together with their wholly-owned subsidiaries), would equal to 49.9 percent of the Shares then outstanding (the “Revised Minimum Number”). If the number of Shares subject to the Offer is reduced to the Revised Minimum Number and a greater number of Shares are tendered, we will reduce the amount of Shares we will purchase from you by the same proportion we reduce the amount purchased from all other tendering shareholders. If the subsequent Merger between Purchaser and Genelabs occurs, you will receive the Offer Price as the Merger Consideration, subject to the right of shareholders under California law to demand and perfect dissenters’ rights. See Section 15 — “Certain Legal Matters.”

The Offer will expire at 12:00 midnight, New York City time, on Wednesday, December 10, 2008 unless extended. See Sections 1, 13 and 15 — “Terms of the Offer,” “Conditions of the Offer” and “Certain Legal Matters.”

The Genelabs board of directors has unanimously determined that the Offer and the Merger are fair to, and in the best interests of, Genelabs and the holders of Shares and approved and adopted the Merger Agreement, the Offer and the Merger. The Genelabs board of directors unanimously declared the advisability of the Merger Agreement and recommends that the holders of Shares tender their Shares pursuant to the Offer.

For factors considered by the board of directors of Genelabs, see Genelabs’ Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) filed with the Securities and Exchange Commission (the “SEC”) in connection with the Offer, a copy of which (without certain exhibits) is being furnished to shareholders concurrently herewith.

At a meeting of the Genelabs board of directors on October 29, 2008, Cowen and Company, LLC (“Cowen”) rendered its oral opinion, subsequently confirmed in writing, to the Genelabs board of directors that, as of the date of its opinion, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the consideration to be received in the Offer and Merger (taken together) by the holders of Shares, other than GSK and its affiliates, was fair, from a financial point of view, to such holders. The full text of the written opinion of Cowen, dated October 29, 2008, which sets forth, among other things, the assumptions made, procedures followed, matters considered, limitations and qualifications on the review undertaken in connection with the opinion, is included in Annex II to the Schedule 14D-9.

The Offer is being made pursuant to the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the “Effective Time”), each outstanding Share (other than Shares held in the treasury of Genelabs or owned by GSK or any wholly-owned subsidiary of GSK or Genelabs or held by shareholders who properly demand and perfect dissenters’ rights under California law) will by virtue of the Merger, and without action by the holder thereof, be canceled and converted into the right to receive an amount in cash, without interest and subject to applicable withholding taxes, equal to the Offer Price (the “Merger Consideration”), payable to the holder thereof upon surrender of the certificate formerly representing such Share. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for Genelabs; Merger Agreement.” Section 5 — “Material United States Federal Income Tax Consequences of the Offer and the Merger” below describes the principal U.S. federal income tax consequences of the sale of Shares in the Offer and the Merger.

Consummation of the Merger is conditioned upon, among other things, the approval and adoption of the Merger Agreement by the requisite vote of the shareholders of Genelabs, if required by the California General Corporation Law (the “CGCL”). The CGCL provides that, if a corporation owns at least 90 percent of the outstanding shares of each class of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the shareholders of such other corporation (a “short-form merger”). Pursuant to the Merger Agreement, in the event that, following completion of the Offer, Purchaser (together with SKB and SKB’s wholly-owned subsidiaries) owns at least 90 percent of the outstanding Shares, including Shares acquired through any exercise of the top-up option, SKB will effect a short-form merger of Purchaser into Genelabs in accordance with the CGCL as soon as reasonably practicable. If, pursuant to the Offer, the top-up option or otherwise, Purchaser does not acquire Shares that, taken together with Shares owned by GSK, SKB and their wholly-owned subsidiaries, represent at least 90 percent of the Shares outstanding on a fully diluted basis as of any scheduled expiration date of the Offer, and Purchaser amends the Offer to reduce the number of shares subject to the Offer to the Revised Minimum Number, then Purchaser, together with GSK, SKB and their wholly-owned subsidiaries, would own upon consummation of the Offer 49.9 percent of the Shares then outstanding, and would thereafter seek the approval of the Merger Agreement and the Merger by an affirmative vote of a majority of the outstanding Shares. Under such circumstances, a significantly longer period of time will be required to effect the Merger. See Section 15 — “Certain Legal Matters.”

No dissenters’ rights are available in connection with the Offer. However, under the CGCL, shareholders who continue to own their Shares at the time of the Merger and fulfill certain other requirements of the CGCL will have the right to demand and perfect dissenters’ rights in connection with the Merger. See Section 15 — “Certain Legal Matters.”

This Offer to Purchase and the related Letter of Transmittal, and Genelabs’ Schedule 14D-9, contain important information and each such document should be read carefully and in its entirety before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the prior satisfaction or waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), we will accept for payment and pay for all Shares validly tendered and not properly withdrawn by the Expiration Date in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.” The term “Expiration Date” means 12:00 midnight, New York City time, on Wednesday, December 10, 2008, unless Purchaser has extended the initial offering period of the Offer, in which event the term “Expiration Date” shall mean the latest time and date at which the offering period of the Offer, as so extended by Purchaser, will expire.

The Offer is conditioned upon the satisfaction of the Minimum Tender Condition and the other conditions described in Section 13 — “Conditions of the Offer.” Purchaser may terminate the Offer without purchasing any Shares if certain events described in Section 13 occur.

We expressly reserve the right (but are not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of Genelabs, decrease the Offer Price or change the form of consideration payable in the Offer, or except as required or permitted in the Merger Agreement (a) decrease the number of Shares sought pursuant to the Offer, (b) amend or waive the Minimum Tender Condition, (c) add to the conditions to the Offer described in Section 13 — “Conditions of the Offer,” (d) modify those conditions in a manner that is adverse to the holders of Shares, or (e) extend the Expiration Date of the Offer.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will be required to accept for payment and pay for any Shares validly tendered and not withdrawn that are accepted for payment. We may, in our sole discretion and without Genelabs’ consent, (a) extend the Offer for one or more periods of time up to 10 business days per extension if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or The Nasdaq Stock Market applicable to the Offer, or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, Purchaser may increase the Offer Price or extend the Offer to the extent required by law in connection with such increase.

We have agreed under the Merger Agreement to extend the Offer for one or more periods determined by us of up to 10 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by us, except that we are not required to (unless required by applicable law or regulation of The Nasdaq Stock Market), but may be entitled to, extend the Offer under certain circumstances, including if, at the time the Offer is scheduled to expire:

•	the offer condition set forth in subparagraph (a) of paragraph 1 of Section 13 — “Conditions of the Offer” is not satisfied but all other conditions to the Offer are satisfied or waived;

•	the offer condition set forth in subparagraph (a) of paragraph 2 of Section 13 — “Conditions of the Offer” is neither satisfied nor waived (other than by reason of a judgment, injunction or order that is not final or that remains subject to appeal); or

•	the offer condition set forth in subparagraph (d) of paragraph 2 of Section 13 — “Conditions of the Offer” is neither satisfied nor waived and the breach or failure to perform or comply or to be true and correct that caused such non-satisfaction is not capable of being cured within 10 days after receipt by Genelabs of notice of such breach or failure.

Further, if the Minimum Tender Condition is not satisfied on any scheduled expiration date of the Offer, Purchaser may, without the consent of Genelabs, take any of the following actions:

•	extend the Offer as described above;

•	reduce the Minimum Tender Condition to that number of Shares equal to the number of shares (the “Option Exercise Minimum Number”) that when added to the maximum number of shares issuable in the top-up option equals one share more than 90 percent of the outstanding shares on a fully diluted basis; or

•	amend the Offer to reduce to number of Shares subject to the Offer to the Revised Minimum Number and, subject to the prior satisfaction or waiver of the other offer conditions, purchase, on a pro rata basis, the number of Shares comprising the Revised Minimum Number.

In addition, if at any scheduled expiration of the Offer occurring prior to December 24, 2008, the Minimum Tender Condition is not satisfied, but all other conditions to the Offer have been are satisfied or waived, then, at the request of the Genelabs, Purchaser shall extend the Offer on one or more occasions for periods determined by Purchaser of up to 10 business days per extension. If, as of any scheduled expiration of the Offer that is after December 24, 2008, (a) the number of Shares tendered pursuant to the Offer and not withdrawn as of such scheduled expiration date, taken together with the number of Shares then owned by GSK, SKB, Purchaser and any other subsidiary of GSK, constitutes a majority of the Shares then outstanding, (b) all conditions to the Offer other than the Minimum Tender Condition have been satisfied or waived by Purchaser and (c) the Shares tendered pursuant to the Offer have not been accepted for payment by Purchaser, then Purchaser shall be required to either exercise the top-up option or amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number such that the Offer will expire not later than the tenth business day following such scheduled expiration date, it being understood that Purchaser shall be required to exercise the top-up option only if such exercise would, when combined with the number of Shares then tendered pursuant to the Offer and not withdrawn, result in Purchaser holding one share more than 90 percent of the Shares outstanding on a fully diluted basis.

In any event, we are not required to extend the Offer beyond February 26, 2009 or at any time when SKB, Purchaser or Genelabs would be permitted to terminate and terminates the Merger Agreement. See Sections 1 and 13 — “Terms of the Offer” and “Conditions of the Offer.”

There can be no assurance that we will exercise our right to extend the Offer or that we will be required under the Merger Agreement to extend the Offer. During any extension of the initial offering period, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”

If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of 10 business days following such change to allow for adequate disclosure to shareholders.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to not accept for payment any Shares if, at the expiration of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions of the Offer” have not been satisfied or upon the occurrence of any of the events set forth in Section 13. Under certain circumstances, we may terminate the Merger Agreement and the Offer.

We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, to delay acceptance of Shares and to delay payment for Shares pending receipt of any governmental regulatory approvals specified in Section 15, without prejudice to our rights set forth in Section 13 — “Conditions of the Offer.” See Sections 13 and 15 — “Conditions of the Offer”

and “Certain Legal Matters.” The reservation by us of the right to delay the acceptance of or payment for Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or to return Shares deposited by or on behalf of tendering shareholders promptly after the termination or withdrawal of the Offer.

Any extension or amendment of the Offer, waiver of a condition of the Offer, delay in acceptance for payment or payment or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release to the Dow Jones News Service (or such other national media outlet or outlets we it deem prudent) and making any appropriate filing with the SEC.

Pursuant to Rule 14d-11 under the Exchange Act and subject to the Merger Agreement, we may provide a subsequent offering period upon expiration of the initial offering period of the Offer on the Expiration Date. A subsequent offering period would be an additional period of time of between 3 business days and 20 business days, beginning no later than 9:00 a.m., New York City time, on the next business day following the expiration of the initial offering period of the Offer on the Expiration Date, during which shareholders may tender Shares not tendered in the Offer. A subsequent offering period, if one is provided, is not an extension of the Offer, which already will have been completed. During a subsequent offering period, tendering shareholders will not have withdrawal rights, and Purchaser will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer. Purchaser does not currently intend to provide any subsequent offering period.

Genelabs has agreed to provide us with its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Genelabs’ shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

For purposes of this Offer to Purchase, “business day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment, and will pay for, all Shares validly tendered and not properly withdrawn at the Expiration Date promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions to the Offer set forth in Section 13 — “Conditions of the Offer.” In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the SEC, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15 — “Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined in Section 3 below) in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. See Section 3 — “Procedures for Tendering Shares.”

For purposes of the Offer, Purchaser will be deemed to have accepted for payment and thereby purchased Shares validly tendered and not properly withdrawn if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from Purchaser and transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” such Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.

If, prior to the Expiration Date, Purchaser shall increase the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

Purchaser reserves the right, subject to the provisions of the Merger Agreement, to transfer or assign in whole or in part, from time to time, to one or more wholly-owned subsidiaries of GSK, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer. Under the Merger Agreement, SKB may assign any of its rights to any wholly-owned subsidiary of SKB, but no such assignment will relieve SKB from its obligations under the Merger Agreement.

3.	Procedures for Tendering Shares

Valid Tender of Shares.  Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message (as defined below) in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) such Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the Expiration Date, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.

Book-Entry Transfer.  The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.

Signature Guarantees and Stock Powers.  Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (which term includes most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.

If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.

Guaranteed Delivery.  A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or who cannot comply with the procedure for book-entry transfer on a timely basis, or who cannot deliver all required documents to the Depositary prior to the Expiration Date, may tender such Shares by satisfying all of the requirements set forth below:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the Expiration Date; and

•	the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which The NASDAQ Capital Market is open for business.

The Notice of Guaranteed Delivery may be transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

The method of delivery of Shares, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the election and risk of the tendering shareholder. Delivery of all such documents will be deemed made only when actually received by the Depositary (including, in the case of a book-entry transfer, by Book-Entry Confirmation). If such delivery is by mail, it is recommended that all such documents be sent by properly insured registered mail with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery.

Other Requirements.  Notwithstanding any provision hereof, Purchaser will pay for Shares pursuant to the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the

Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid by Purchaser on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.

Binding Agreement.  The acceptance for payment by Purchaser of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and Purchaser upon the terms and subject to the conditions of the Offer.

Appointment as Proxy.  By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivering an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints designees of Purchaser as such shareholder’s proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies or consents may be given (and, if given, will not be deemed effective). Purchaser’s designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the shareholders of Genelabs, by written consent in lieu of any such meeting or otherwise. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s payment for such Shares Purchaser must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of shareholders or executing a written consent concerning any matter.

Determination of Validity.  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by Purchaser in its sole and absolute discretion, which determination will be final and binding. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of GSK, SKB, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.

4.	Withdrawal Rights

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. A shareholder may withdraw Shares tendered pursuant to the Offer at any time on or prior to the Expiration Date and, unless and until Purchaser has previously accepted them for payment, such Shares may also be withdrawn at any time after January 10, 2009.

For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the record holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination shall be final and binding. No withdrawal of Shares shall be deemed to have been properly made until all defects and irregularities have been cured or waived. None of GSK, SKB, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the Expiration Date.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept for payment, Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under this Offer, the Depositary may nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders exercise withdrawal rights as described in this Section 4 before the Expiration Date or at any time after January 10, 2009 unless theretofore accepted for payment as provided herein.

In the event Purchaser provides a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.

5.	Material United States Federal Income Tax Consequences of the Offer and the Merger

The following is a summary of the material U.S. federal income tax consequences to holders of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to a decision to dispose of Shares in the Offer or the Merger, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of investors or that are generally assumed to be known by investors. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, administrative rulings and court decisions, all as in effect as of the date hereof and all of which are subject to differing interpretations and/or change at any time (possibly with retroactive effect). In addition, this summary is not a complete description of all the tax consequences of the Offer and the Merger and, in particular, may not address U.S. federal income tax considerations to holders of Shares subject to special treatment under U.S. federal income tax law (including, for example, financial institutions, dealers in securities or currencies, traders that mark to market, holders who hold their Shares as part of a hedge, straddle or conversion transaction, insurance companies, tax-exempt entities and holders who obtained their Shares by exercising options or warrants). In addition, this summary does not discuss any consequences to holders of options or warrants to purchase Shares or any aspect of state, local or foreign tax law that may be applicable to any holder of Shares, or any U.S. federal tax considerations other than U.S. federal income tax considerations. This summary assumes that holders own Shares as capital assets.

We urge holders of Shares to consult their own tax advisors with respect to the specific tax consequences to them in connection with the Offer and the Merger in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws.

U.S. Holders

Except as otherwise set forth below, the following discussion is limited to the U.S. federal income tax consequences relevant to a beneficial owner of Shares that is a citizen or resident of the United States, a domestic corporation (or any other entity or arrangement treated as a corporation for U.S. federal income tax purposes), any estate (other than a foreign estate), and any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and (ii) one or more U.S. persons have the authority to control all substantial decisions of the trust (a “U.S. Holder”).

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes, and a U.S. Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares. Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such U.S. Holder’s holding period for the Shares is more than one year at the time of the exchange of such holder’s Shares for cash. Long-term capital gains recognized by an individual holder generally are subject to tax at a lower rate than short-term capital gains or ordinary income. There are limitations on the deductibility of capital losses.

Backup Withholding Tax and Information Reporting

Payments made with respect to Shares exchanged for cash in the Offer or the Merger will be subject to information reporting and U.S. federal backup withholding tax (at a rate of 28 percent) unless the U.S. Holder (i) furnishes an accurate tax identification number or otherwise complies with applicable U.S. information reporting or certification requirements (typically, by completing and signing a substitute Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary) or (ii) is a corporation or other exempt recipient and, when required, demonstrates such fact. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. Holder’s United States federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

Non-U.S. Holders

The following is a summary of certain U.S. federal income tax consequences that will apply to you if you are a Non-U.S. Holder of Shares. The term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of a Share that is not a U.S. Holder.

Non-U.S. Holders should consult their own tax advisors to determine the specific U.S. federal, state, local and foreign tax consequences that may be relevant to them.

Payments with Respect to Shares

In general, a Non-U.S. Holder’s gain or loss from the exchange of Shares for cash pursuant to the Offer or the Merger will be determined in the same manner as that of a U.S. Holder. However, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized unless:

(a) the gain on Shares, if any, is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if certain income tax treaties apply, is attributable to the Non-U.S. Holder’s permanent establishment in the United States) (in which event (i) the Non-U.S. Holder will be subject to U.S. federal income tax as described under “U.S. Holders,” but such Non-U.S. Holder should provide a Form W-8ECI instead of a Form W-9, and (ii) if the Non-U.S. Holder is a corporation, it may be subject to branch profits tax on such gain at a 30 percent rate (or such lower rate as may be specified under an applicable income tax treaty));

(b) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year and certain other conditions are met (in such event the Non-U.S. Holder will be subject to tax at a flat rate of 30 percent (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of the Shares net of applicable U.S. losses from sales or exchanges of other capital assets recognized during the year); or

(c) the Non-U.S. Holder is an individual subject to tax pursuant to U.S. tax rules applicable to certain expatriates.

Backup Withholding Tax and Information Reporting

In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to a payment made with respect to Shares exchanged for cash in the Offer or the Merger if you have provided the Depositary with an IRS Form W-8BEN (or a Form W-8ECI if your gain is effectively connected with the conduct of a U.S. trade or business). If shares are held through a foreign partnership or other flow-through entity, certain documentation requirements also apply to the partnership or other flow-through entity. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that you furnish the required information to the Internal Revenue Service in a timely manner.

6.	Price Range of Shares; Dividends

According to Genelabs Annual Report on Form 10-K for the fiscal year ended December 31, 2007, (the “Form 10-K”) the Shares are traded on The NASDAQ Capital Market under the symbol “GNLB.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per Share on The NASDAQ Capital Market as reported in the Form 10-K with respect to the periods indicated and as reported by published financial sources with respect to periods occurring in 2008:

Fiscal Year	High	Low

2006:
First Quarter	$2.30	$1.73
Second Quarter	$2.55	$0.70
Third Quarter	$1.67	$1.01
Fourth Quarter	$1.89	$1.31
2007:
First Quarter	$2.11	$1.26
Second Quarter	$2.67	$1.61
Third Quarter	$2.40	$1.74
Fourth Quarter	$2.10	$1.18
2008:
First Quarter	$1.54	$0.70
Second Quarter	$1.01	$0.57
Third Quarter	$0.87	$0.40
Fourth Quarter (through November 11, 2008)	$1.27	$0.21

On October 29, 2008, the last full trading day prior to the public announcement of the terms of the Offer and the Merger, the reported closing sales price per Share on The NASDAQ Capital Market was $0.23 per Share. On November 11, 2008, the last full trading day prior to the commencement of the Offer, the reported closing sales price per Share on The NASDAQ Capital Market was $1.26 per Share. Genelabs has never paid dividends. Under the terms of the Merger Agreement, Genelabs is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of GSK. See Section 14 — “Dividends and Distributions.” Shareholders are urged to obtain a current market quotation for the Shares.

7.	Possible Effects of the Offer on the Market for the Shares; Nasdaq Listing; Exchange Act Registration and Margin Regulations

As set forth in Section 11 — “Purpose of the Offer and Plans for Genelabs; The Merger — The Merger,” following the purchase of Shares pursuant to the Offer, on the terms and subject to the conditions set forth in the Merger Agreement, SKB will seek the approval of the Merger Agreement and the Merger, pursuant to which all Shares we do not own will be canceled and converted into the right to receive from Purchaser the Merger Consideration, and in any event without interest and subject to applicable withholding taxes. However, even if the Merger is not consummated, during the period after the Purchase Time and prior to consummation of the Merger, our purchase of Shares in the Offer may have material effects on the market for the Shares, Nasdaq listing and Exchange Act registration of the Shares and the eligibility of the Shares as collateral for margin loans. These potential effects are summarized below.

Possible Effects of the Offer on the Market for the Shares.  The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

Nasdaq Listing.  On October 16, 2008, pursuant to Issuer Alert #2008-005 (the “Alert”), The NASDAQ Stock Market, LLC (“Nasdaq”) suspended enforcement of its rules requiring a minimum market value of publicly held shares and its rules requiring a minimum $1.00 closing bid price. According to the Alert, these rules will be reinstated on Monday, January 19, 2009. Thereafter, depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on The NASDAQ Capital Market. According to the published guidelines of Nasdaq, Nasdaq would consider disqualifying the Shares for listing on The NASDAQ Capital Market if, among other possible grounds, (a) the number of publicly held Shares falls below 500,000, (b) the total number of beneficial holders of round lots of Shares falls below 300, (c) the market value of publicly held Shares over a 30 consecutive business day period is less than $1 million, (d) there are fewer than two active and registered market makers in the Shares over a 10 consecutive business day period, (e) the bid price for the Shares over a 30 consecutive business day period is less than $1.00, or (f) (i) Genelabs has shareholders’ equity of less than $2.5 million, (ii) the market value of Genelabs’ listed securities is less than $35 million over a 10 consecutive business day period, and (iii) Genelabs net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of Genelabs, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for The NASDAQ Capital Market, the market for Shares will be adversely affected.

If Nasdaq were to delist the Shares, it is possible that the Shares would continue to trade on other securities exchanges or in the over-the-counter market and that price or other quotations for the Shares would be reported by other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of shareholders and the aggregate market value of such securities remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier as discussed above.

Exchange Act Registration.  The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Genelabs upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Genelabs to its shareholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’

meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to Genelabs. Furthermore, the ability of “affiliates” of Genelabs and persons holding “restricted securities” of Genelabs to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be eligible for continued inclusion on the Federal Reserve Board’s list of “margin securities” or eligible for stock exchange listing or reporting on Nasdaq. Purchaser intends to seek to cause Genelabs to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

Margin Regulations.  The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding market quotations, the Shares might no longer constitute “margin securities” for the purposes of the margin regulations, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

8.	Certain Information Concerning Genelabs

The following description of Genelabs and its business has been taken from Genelabs Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and is qualified in its entirety by reference to such report.

Genelabs is a California corporation with its principal executive offices located at 505 Penobscot Drive, Redwood City, California 94063. Genelabs’ telephone number at such principal executive offices is (650) 369-9500.

Genelabs is a biopharmaceutical company engaged in the discovery and development of infectious disease therapies to improve human health. Its primary business objection is to translate research into novel therapeutics for disease areas with significant unmet medical needs. Genelabs current pipeline consists of infectious disease products focused on hepatitis C virus (“HCV”) infection and late-stage clinical assets, including an investigation vaccine for hepatitis E virus (“HEV”) that is being developed by GSK and Prestara (prasterone), an investigational drug for systemic lupus erythematosus (SLE, or lupus).

Available Information.  Genelabs is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning Genelabs business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and stock options granted to them), the principal holders of Genelabs securities, any material interests of such persons in transactions with Genelabs, and other matters is required to be disclosed in proxy statements and periodic reports distributed to Genelabs’ shareholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference room at the SEC’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the SEC’s Public Reference Room in Washington, DC can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as Genelabs, who file electronically with the SEC. The address of that site is http://www.sec.gov.

Sources of Information.  Except as otherwise set forth herein, the information concerning Genelabs contained in this Offer to Purchase has been based upon publicly available documents and records on file with the SEC and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of GSK, SKB, Purchaser, or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Genelabs contained in such documents and records or for any failure by Genelabs to disclose events which may have occurred or may affect the significance or accuracy of any such information.

9.	Certain Information Concerning Purchaser and GSK

Purchaser.  Purchaser is a California corporation and, to date, has engaged in no activities other than those incident to its formation and to the Offer and the Merger. Purchaser is a wholly-owned subsidiary of SKB, which is a wholly-owned subsidiary of GSK. The principal executive offices of Purchaser are located at One Franklin Plaza (FP 2355), 200 N. 16th Street, Philadelphia, Pennsylvania 19102, and Purchaser’s telephone number at such principal executive offices is (215) 741-4000.

GSK.  GSK is a public limited company organized under the laws of England and Wales. Its shares are listed on the London Stock Exchange and the New York Stock Exchange. GSK is a major global healthcare group engaged in the creation, discovery, development, manufacture and marketing of pharmaceutical and consumer health-related products. The principal executive offices of GSK are located at 980 Great West Road, Brentford, Middlesex TW8 9GS England, and GSK’s telephone number at such principal executive offices is +44 20 8047 5000.

Additional Information.  The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and the executive officers of GSK and the members of the board of directors and the executive officers of Purchaser are set forth in Schedule A to this Offer to Purchase.

None of GSK, Purchaser or, to the knowledge of GSK or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has during the last five years (a) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws or a finding of any violation of U.S. federal or state securities laws.

Except as set forth elsewhere in this Offer to Purchase or in Schedule A: (a) none of GSK, Purchaser or, to the knowledge of GSK or Purchaser after reasonable inquiry, any of the persons listed in Schedule A or any associate or majority-owned subsidiary of GSK, Purchaser or any of the persons so listed, beneficially owns or has a right to acquire any Shares or any other equity securities of Genelabs, (b) none of GSK, Purchaser or, to the knowledge of GSK or Purchaser after reasonable inquiry, any of the persons referred to in clause (a) above or any of their executive officers, directors, affiliates or subsidiaries has effected any transaction in Shares or any other equity securities of Genelabs during the past 60 days, (c) none of GSK, Purchaser, their subsidiaries or, to the knowledge of GSK or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, has any agreement, arrangement, or understanding, whether or not legally enforceable, with any other person with respect to any securities of Genelabs (including, but not limited to, any agreement, arrangement, or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations), (d) in the past two years, there have been no transactions that would require reporting under the rules and regulations of the SEC between any of GSK, Purchaser, their subsidiaries or, to the knowledge of GSK or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Genelabs or any of its executive officers, directors or affiliates, on the other hand, and (e) in the past two years, there have been no negotiations, transactions or material contacts between any of GSK, Purchaser, their subsidiaries or, to the knowledge of GSK or Purchaser after reasonable inquiry, any of the persons listed in Schedule A, on the one hand, and Genelabs or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of Genelabs’ securities, an election of Genelabs’ directors or a sale or other transfer of a material amount of assets of Genelabs.

We do not believe our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because (a) the Offer is being made for all outstanding Shares solely for cash, (b) the Offer is not subject to any financing condition, (c) if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger, and (d) GSK has, and will arrange for Purchaser to have, sufficient funds to purchase all Shares validly tendered and not properly withdrawn in the Offer and to acquire the remaining outstanding Shares in the Merger.

10.	Background of the Offer; Contacts with Genelabs

GSK first established a relationship with Genelabs in August 1992, when the parties entered into an agreement with respect to the development of a product candidate for the treatment of HEV. Pursuant to that agreement, Genelabs granted GSK an exclusive worldwide royalty-bearing license to make, use and sell HEV vaccines. Since that time, Genelabs and GSK have collaborated on the development of a vaccine for the treatment of HEV.

In February 2008, representatives of GSK contacted Genelabs concerning GSK’s interest in pursuing a potential licensing arrangement for Genelabs’ HCV technology. Between April and September of 2008, representatives of GSK held various meetings with members of Genelabs’ management and scientific staff to review Genelabs’ HCV technology and discuss a potential licensing arrangement.

On September 19 and 20, 2008, a senior representative of GSK contacted Dr. Irene Chow, Executive Chairman of the Genelabs board of directors and indicated that GSK may be interested in pursuing an acquisition of Genelabs, rather than the licensing agreement.

On September 23, 2008, GSK sent Genelabs a non-binding letter of interest proposing to acquire Genelabs for $1.25 per share in cash (the “September Proposal”). The proposal indicated, among other things, that it was subject to the completion of due diligence and conditioned upon Genelabs negotiating exclusively with GSK for a period of time.

On September 30, 2008, Genelabs and GSK entered into a confidentiality agreement with respect to a proposed transaction between the two companies.

On October 6, 2008, a representative of the Genelabs board of directors informed GSK that the board had met and discussed GSK’s proposal to acquire Genelabs and had agreed to pursue discussions regarding a potential transaction with GSK. Later that day, GSK delivered a proposed exclusivity agreement to Genelabs. Senior representatives of GSK and Genelabs proceeded to discuss the economic terms of the September Proposal and negotiated the terms of the exclusivity agreement. A senior representative of GSK indicated that, assuming the satisfactory conclusion of its diligence investigation, GSK would be prepared to increase its proposed purchase price to $1.30 per share, in part because Genelabs had agreed to enter into exclusive negotiations with GSK until October 31, 2008.

From October 10, 2008 through the signing of the Merger Agreement, GSK conducted an extensive due diligence review of Genelabs and its business, by reviewing documents that had been posted in Genelabs’ electronic data room and conducting due diligence discussions with Genelabs’ management.

On October 18, 2008, GSK circulated to Genelabs a draft merger agreement. During the period between October 20, 2008 through the signing of the Merger Agreement, negotiations regarding the terms of the transaction took place among GSK, Genelabs, Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., counsel to Genelabs (“Mintz Levin”) and Cleary Gottlieb Steen & Hamilton LLP, counsel to GSK (“Cleary Gottlieb”). The discussions included, but were not limited to, provisions relating to the definition of a material adverse effect permitting termination of the Merger Agreement, non-solicitation commitments, the fiduciary out provisions, a termination fee in the event of certain possible termination events, representations and warranties, and conditions to the offer. The parties held multiple teleconference negotiation sessions and exchanged several drafts of the merger agreement.

On October 26, 2008, Cleary Gottlieb provided to Genelabs, for its review and comment, a draft of the proposed Tender and Shareholder Support Agreement (the “Tender Agreement and Support Agreement”), to be signed by all members of the Genelabs board of directors and all Genelabs executive officers.

On October 28, 2008, a senior representative of GSK and Dr. Chow discussed matters related to the Offer including, the purchase price and certain human resource issues in the Merger Agreement.

On October 29, 2008, the GSK Corporate Executive Team approved the transaction with Genelabs, including the Merger Agreement, the Offer and the Merger, and Cleary Gottlieb circulated a final draft of the Merger Agreement.

Also on October 29, 2008, the Genelabs board of directors approved the proposed Merger Agreement, the Offer and the Merger.

The Merger Agreement and the Tender and Support Agreement were signed on the evening of October 29, 2008, and their execution was announced in a joint press release.

Contacts with Genelabs — License Agreement with GSK.  In August 1992, Genelabs entered into a license agreement with GSK (then SmithKline Beecham plc), pursuant to which Genelabs has granted GSK an exclusive worldwide royalty-bearing license to make, use and sell HEV vaccines (the “GSK Agreement”). The GSK Agreement provides that GSK will make certain payments to Genelabs including certain revenue payments, research and development payments and payments for reaching certain research and development goals. Should development efforts result in a marketable product, Genelabs will also receive royalty payments based on GSK’s sales of HEV vaccine products. To date, Genelabs has recognized $6,100,000 in revenue under the GSK Agreement, including a $750,000 milestone payment in November 2004, and a $1,000,000 payment from GSK in 1998 as consideration for an amendment to the GSK Agreement that expanded GSK’s marketing rights. GSK owns 64,820 shares of Genelabs’ common stock, which were issued in connection with the GSK Agreement. The foregoing summary is qualified in its entirety by reference to the GSK Agreement, which is filed with Genelabs’ Schedule 14d-9 as Exhibit (e)(7) and (e)(8).

11.	Purpose of the Offer and Plans for Genelabs; Merger Agreement

Purpose of the Offer and Plans for Genelabs.  The purpose of the Offer and the Merger is for GSK, through SKB and Purchaser, to acquire control of, and the entire equity interest in, Genelabs. Pursuant to the Merger, GSK will acquire all of the capital stock of Genelabs not purchased pursuant to the Offer, the top-up option or otherwise. Shareholders of Genelabs who sell their Shares in the Offer will cease to have any equity interest in Genelabs or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in Genelabs. On the other hand, after selling their Shares in the Offer or the subsequent Merger, shareholders of Genelabs will not bear the risk of any decrease in the value of Genelabs.

After the purchase of Shares tendered pursuant to the Offer, SKB is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the board of directors of Genelabs. See “The Merger Agreement — Directors” below.

In accordance with the Merger Agreement, following the time of the purchase of Shares pursuant to the Offer (the time of such purchase, the “Purchase Time”), SKB will acquire the remaining Shares pursuant to the Merger. In the event that a sufficient number of Shares are tendered in the Offer to entitle us to purchase Shares pursuant to the top-up option, we may acquire Shares pursuant to the top-up option.

GSK and Purchaser are conducting a detailed review of Genelabs and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies, management and personnel and will consider what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. GSK and Purchaser will continue to evaluate the business and operations of Genelabs during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as they deem appropriate under the circumstances then existing. Thereafter, GSK intends to review such information as part of a comprehensive review of Genelabs’ business, operations, capitalization and management with a view to optimizing development of Genelabs’ potential in conjunction with GSK’s existing businesses. Possible changes could include changes in Genelabs’ business, corporate structure, charter, bylaws, capitalization, board of directors, management or dividend policy, although, except as disclosed in this Offer to Purchase, GSK and Purchaser have no current plans with respect to any of such matters.

Except as disclosed in this Offer to Purchase, neither Purchaser nor GSK has any present plans or proposals that would result in an extraordinary corporate transaction involving Genelabs, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in Genelabs’ capitalization, corporate structure, business or composition of its management or board of directors.

The Merger Agreement.  The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO that GSK and Purchaser have filed with the SEC on November 12, 2008 (the “Schedule TO”) and which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained in the manner set forth in Section 8 under “Available Information.”

The Offer.  The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions to the Offer described in Section 13 — “Conditions of the Offer” (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), Purchaser will accept for payment, and pay for, all Shares validly tendered pursuant to the Offer and not withdrawn by the Expiration Date. Purchaser expressly reserves the right (but is not obligated), at any time or from time to time, to waive or otherwise modify or amend the terms and conditions of the Offer in any respect; provided that, pursuant to the Merger Agreement, Purchaser has agreed that it will not, without the prior written consent of Genelabs, decrease the Offer Price or change the form of consideration payable in the Offer, or except as required or permitted in the Merger Agreement (a) decrease the number of Shares sought pursuant to the Offer, (b) amend or waive the Minimum Tender Condition, (c) add to the conditions to the Offer described in Section 13 — “Conditions of the Offer,” (d) modify those conditions in a manner materially adverse to the holders of Shares, or (e) extend the Expiration Date of the Offer.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, Purchaser will be required to accept for payment and pay for any Shares validly tendered and not withdrawn that are accepted for payment. Purchaser may, in its sole discretion and without Genelabs’ consent, (a) extend the Offer for one or more periods of time up to 10 business days per extension if, at the time the Offer is scheduled to expire, any of the offer conditions are not satisfied, (b) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or Nasdaq applicable to the Offer, or (c) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act. In addition, Purchaser may increase the Offer Price or extend the Offer to the extent required by law in connection with such increase. See Sections 1 and 13 — “Terms of the Offer” and “Conditions of the Offer.”

Purchaser has agreed under the Merger Agreement to extend the Offer for one or more periods determined by Purchaser of up to 10 business days per extension if, at any scheduled expiration of the Offer, any of the conditions to the Offer have not been satisfied or waived by Purchaser, except that Purchaser is not required (unless required by applicable law or regulation of Nasdaq), but may be entitled, to extend the Offer under certain circumstances, including if, at the time the Offer is scheduled to expire:

•	the offer condition set forth in paragraph 1 of Section 13 — “Conditions of the Offer” is not satisfied but all other conditions to the Offer are satisfied or waived;

•	the offer condition set forth in subparagraph (a) of paragraph 2 of Section 13 — “Conditions of the Offer” is neither satisfied nor waived (other than by reason of a judgment, injunction or order that is not final or that remains subject to appeal); or

•	the offer condition set forth in subparagraph (d) of paragraph 2 of Section 13 — “Conditions of the Offer” is neither satisfied nor waived and the breach or failure to perform or comply or to be true and correct that caused such non-satisfaction is not capable of being cured within 10 days after receipt by Genelabs of notice of such breach or failure.

Further, if the Minimum Tender Condition is not satisfied on any scheduled expiration date of the Offer, Purchaser may, without the consent of Genelabs, take any of the following actions:

•	extend the Offer pursuant to the provisions of the Merger Agreement;

•	reduce the Minimum Tender Condition to the Option Exercise Minimum Number; or

•	amend the Offer to reduce to number of Shares subject to the Offer to the Revised Minimum Number and, subject to the prior satisfaction or waiver of the other offer conditions, purchase, on a pro rata basis, the number of Shares comprising the Revised Minimum Number.

In addition, if at any scheduled expiration of the Offer occurring prior to December 24, 2008, the Minimum Tender Condition is not satisfied, but all other conditions to the Offer have been satisfied or waived by Purchaser, then, at the request of the Genelabs, Purchaser shall extend the Offer on one or more occasions for periods determined by Purchaser of up to 10 business days per extension. If, as of any scheduled expiration of the Offer that is after December 24, 2008, (i) the number of Shares tendered pursuant to the Offer and not withdrawn as of such scheduled expiration date, taken together with the number of Shares then owned by GSK, SKB, Purchaser and any other subsidiary of GSK, constitutes a majority of the Shares then outstanding, (ii) all conditions to the Offer other than the Minimum Tender Condition have been satisfied or waived by Purchaser and (iii) the Shares tendered pursuant to the Offer have not been accepted for payment by Purchaser, then Purchaser shall be required to either exercise the top-up option or amend the Offer to reduce the number of Shares subject to the Offer to the Revised Minimum Number such that the Offer will expire not later than the tenth business day following such scheduled expiration date, it being understood that Purchaser shall be required to exercise the top-up option only if such exercise would, when combined with the number of Shares then tendered pursuant to the Offer and not withdrawn, result in Purchaser holding one share more than 90 percent of the Shares outstanding on a fully diluted basis.

In any event, Purchaser is not required to extend the Offer beyond February 26, 2009 or at any time when SKB, Purchaser or Genelabs is permitted to terminate and terminates the Merger Agreement. See Sections 1 and 13 — “Terms of the Offer” and “Conditions of the Offer.”

Recommendation.  Genelabs has represented to us in the Merger Agreement that its board of directors (at a meeting or meetings duly called and held) has unanimously (a) determined that the Merger Agreement, the Offer and the Merger fair to, and in the best interests of, Genelabs and its shareholders, (b) adopted and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (c) declared the advisability of the Merger Agreement and resolved to recommend that the Genelabs’ shareholders tender their Shares in the Offer and adopt the Merger Agreement. Genelabs has further represented to us that the Merger Agreement and the transactions contemplated by the Merger Agreement are not subject to any anti-takeover laws.

Directors.  The Merger Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, after Purchaser has purchased such number of Shares tendered in the Offer as satisfies the offer condition in subparagraph (a) of paragraph 1 of Section 13 , Purchaser has the right to designate a number of directors of Genelabs, rounded up to the next whole number, that is equal to the product of the total number of directors on the Genelabs board and the percentage that the number of Shares purchased bears to the total number of Shares outstanding. Genelabs will, upon request by Purchaser, promptly increase the size of its board of directors or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and will cause Purchaser’s designees to be so elected or appointed. Genelabs has also agreed in the Merger Agreement to use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Genelabs board of directors (and of each board of directors and each committee thereof of each wholly-owned subsidiary of Genelabs) as the percentage of the entire board represented by the individuals designated by Purchaser, to the extent permitted by applicable law, including the Nasdaq rules.

The Merger Agreement further provides that until the Effective Time (i) except as stated in clause (ii) below, any resolution, consent or other action by the Genelabs board of directors will require, in addition to any authorization required under the Genelabs’ articles of incorporation or bylaws, the authorization of a majority of Purchaser’s designees to the Genelabs board of directors and (ii) certain actions of Genelabs may only be authorized by, and will require the authorization of, a majority of the directors of Genelabs who were directors on the date of the Merger Agreement or their successors as appointed by such continuing directors (the “Continuing Directors”) or, if there are no Continuing Directors, by a majority of the independent directors of Genelabs, and will not require any additional approval by the Genelabs board of directors. If there are no Continuing Directors or independent directors of Genelabs, such actions will require only the approval by a majority vote of the Genelabs board of directors.

In the event Purchaser’s designees are elected or appointed to the Genelabs board of directors as described above, the Merger Agreement requires that until the Effective Time the Genelabs board of directors shall have at least the number of independent directors as may be required by the Nasdaq rules or the U.S. federal securities laws.

Top-Up Option.  Genelabs has irrevocably granted to Purchaser an option (the “top-up option”), exercisable, on one or more occasions, in Purchaser’s discretion, but only after the acceptance by Purchaser of, and payment for, Shares tendered in the Offer, to purchase (for cash or a note payable) that number (but not less than that number) of Shares as is equal to the lowest number of Shares that, when added to the number of Shares owned directly or indirectly by GSK, SKB or Purchaser at the time of such exercise, will constitute either (i) if the Offer was amended to reflect the Revised Minimum Number, 49.9 percent of the total Shares then outstanding (assuming the issuance of the Shares purchased under the top-up option) or (ii) in all other circumstances one share more than 90 percent of the total Shares then outstanding (assuming the issuance of the Shares purchased under the top-up option). In each case the price per Share payable under the top-up option would be equal to the Offer Price. In no event will the top-up option be exercisable for a number of Shares in excess of Genelabs’ then authorized and unissued Shares (including as authorized and unissued Shares any Shares held in the treasury of Genelabs). In addition, the top-up option may not be exercised if any provision of applicable law or any judgment, injunction, order or decree of any governmental entity prohibits, or requires any action, consent, approval, authorization or permit of, action by, or filing with or notification to, any governmental entity or the Genelabs shareholders in connection with the exercise of the top-up option or the delivery of the Shares to be purchased under the top-up option, if such action, consent, approval, authorization or permit, action, filing or notification has not been obtained or made, as applicable, before such exercise.

The Merger.  The Merger Agreement provides that, after the completion of the Offer and the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Genelabs and Genelabs will be the surviving corporation. SKB, Purchaser and Genelabs have agreed in the Merger Agreement that, unless SKB and Purchaser effect a short-form merger pursuant to California law, Genelabs will hold a special meeting of its shareholders as soon as practicable following the Purchase Time for the purpose of adopting the Merger Agreement. SKB and Purchaser have agreed that, at the special meeting, all of the Shares acquired pursuant to the Offer or otherwise owned by GSK or any of its subsidiaries will be voted in favor of the Merger.

The Merger Agreement further provides that, notwithstanding the foregoing, if following consummation of the Offer, any subsequent offering period, or the exercise of the top-up option, SKB and Purchaser (together with any other subsidiaries of SKB) hold in the aggregate at least 90 percent of the outstanding shares of each class of capital stock of Genelabs, each of SKB, Purchaser and Genelabs will, subject to the satisfaction of the conditions to the Merger, take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after consummation of the Offer, as a short-form merger without a meeting of the shareholders of Genelabs in accordance with Section 1110 of the CGCL. Notice of a short-form merger pursuant to Section 1110 of the CGCL is set forth in Schedule B to this Offer to Purchase and incorporated herein by reference. If SKB and Purchaser (together with any other subsidiaries of SKB) hold in the aggregate at least 90 percent of the outstanding shares of each class of capital stock of Genelabs, Purchaser will cause the short-form merger to become effective without any further notice to the shareholders of Genelabs.

Charter, Bylaws, Directors, and Officers.  At the Effective Time, the articles of incorporation of Genelabs will be amended and restated in its entirety to read as the articles of incorporation of Purchaser in effect immediately prior to the Effective Time (except that Article I of the amended certificate of incorporation shall read as follows: “The name of the Corporation is Genelabs Technologies, Inc.”). Also at the Effective Time, the bylaws of Genelabs will be amended and restated in their entirety so as to read as the bylaws of Purchaser as in effect immediately prior to the Effective Time, except that such bylaws will be amended to reflect that the name of the surviving corporation will be Genelabs Technologies, Inc. The directors and officers of Purchaser immediately prior to the Effective Time will be the initial directors and officers of the surviving corporation.

Conversion of Shares.  Each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of Genelabs, owned by SKB or any direct or indirect wholly-owned subsidiary of SKB or Genelabs, or held by shareholders who have demanded and perfected dissenters’ rights under California law) will, by virtue of the Merger and without any action on the part of the holder, be converted at the Effective Time into the right to receive from Purchaser the Merger Consideration, payable to such holder upon surrender of the certificate formerly representing such Shares, without interest and less any required withholding taxes. At the Effective Time, each Share held in the treasury of Genelabs and each Share owned by SKB or any wholly-owned subsidiary of SKB or Genelabs will be canceled, and no payment or distribution will be made with respect to such Shares. At the Effective Time, each share of Purchaser’s common stock issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock of the surviving corporation.

Warrants.  All of Genelabs’ outstanding warrants to purchase Shares will expire at the earlier of (1) the purchase by Purchaser of at least 90 percent of the outstanding Shares in the Offer and (2) the Closing of the Merger, unless otherwise provided by the terms of the warrants.

Treatment of Equity Awards.  The Merger Agreement provides that, immediately prior to the Closing, each outstanding and unexercised option to acquire Shares granted under Genelabs’ 1995 Stock Option Plan, Genelabs’ 2001 Stock Option Plan and Genelabs’ 2007 Omnibus Stock Incentive Plan or any other Genelabs stock plan, whether vested or unvested, will automatically be cancelled and will thereafter solely represent the right to receive from Genelabs an amount in cash equal to the product of (i) the number of Shares subject to such option and (ii) the excess, if any, of the Offer Price, without interest, over the exercise price per Share subject to such option, less any required withholding taxes. The Merger Agreement further provides that each option shall not be exercisable during the period commencing upon acceptance by Purchaser of Shares tendered in the Offer and ending on 12 days following (and including) such date. Options, whether vested or unvested as of the Closing, having an exercise price per Share equal to or greater than the Offer Price will, at the Closing, be cancelled without payment of any consideration therefor.

ESPP.  The Merger Agreement also provides that the Genelabs board of directors and its compensation committee will take all actions necessary to (i) terminate all offering periods under Genelabs’ 2001 Employee Stock Purchase Plan (the “ESPP”) as of November 5, 2008 and not commence any further offering periods prior to the Closing, (ii) prohibit any participant in the ESPP from increasing the rate of his or her payroll deductions under the ESPP and (iii) terminate the ESPP prior to or effective as of the Closing.

Representations and Warranties.  In the Merger Agreement, Genelabs has made customary representations and warranties to SKB and Purchaser with respect to, among other matters, its organization and qualification, capitalization, authority, the vote of Genelabs’ shareholders required to approve the Merger, consents and approvals, compliance with law, permits, public filings, financial statements, absence of any Material Adverse Effect (as defined below), litigation, employee benefit plans, labor and employment matters, insurance, properties, tax matters, information to be included in this Offer to Purchase, the Schedule 14D-9 and any other ancillary documents related to the Offer (collectively, the “Offer Documents”) and in any proxy or information statement to be sent to shareholders in connection with the Merger, intellectual property, environmental matters, material contracts, affiliate transactions, opinion of Cowen, brokers’ fees, and inapplicability of state takeover laws. Each of SKB and Purchaser has made customary representations and warranties to Genelabs with respect to, among other matters, organization and qualification, authority, consents and approvals, litigation, information to be included in the Schedule 14D-9, the Offer Documents and Information Statement, brokers’ fees, and financing.

As defined in the Merger Agreement, and for purposes of the Offer, “Material Adverse Effect” means any change, effect, event or occurrence that has a material adverse effect on (a) the business, condition (financial or otherwise), operations or results of operations of Genelabs and its subsidiaries, taken as a whole, or (b) the ability of Genelabs to timely perform its obligations under the Merger Agreement or to timely consummate the transactions contemplated thereby; provided, however, that, in the case of clause (a) only, changes, effects, events or occurrences shall not be deemed to constitute a Material Adverse Effect to the extent resulting from (i) general changes after the date of the Merger Agreement in general economic, financial, regulatory or market conditions or in the industries in which Genelabs operates; (ii) the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, including any adverse effect resulting from any action taken by Genelabs with the prior written consent of SKB or Purchaser or the taking of any action expressly required by the Merger Agreement; (iii) a decrease in the market price of the Shares in and of itself (and not the underlying causes thereof); (iv) acts of war or terrorism (or the escalation of the foregoing); (v) changes in any laws or regulations applicable to Genelabs or applicable accounting regulations or principles or the interpretation thereof; (vi) the fact, in and of itself (and not the underlying causes thereof) that Genelabs or its subsidiaries failed to meet any projections, forecasts, or revenue or earnings predictions; (vii) natural disasters or other force majeure events; and (viii) Genelabs continuing to suffer operating losses in amounts not greater than the losses projected to be suffered by Genelabs, so long as, in the case of clauses (i), (iv), (v) and (vii), such changes or events do not have a disproportionate effect on Genelabs and its subsidiaries, taken as a whole, compared with other companies operating in the industries in which Genelabs and its subsidiaries operate.

The representations and warranties contained in the Merger Agreement have been made by each party to the Merger Agreement solely for the benefit of the other parties, and such representations and warranties should not be relied on by any other person. In addition, such representations and warranties:

•	have been qualified by information set forth in a confidential disclosure schedule exchanged by the parties in connection with signing the Merger Agreement — the information contained in this disclosure schedule modifies, qualifies and creates exceptions to the representations and warranties in the Merger Agreement;

•	will not survive consummation of the Merger and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement other than claims for willful breach;

•	may be subject to standards of materiality that are different from those that apply under the U.S. federal securities laws;

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Merger Agreement if those statements turn out to be inaccurate; and

•	were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement.

Covenants

Conduct of Business.  The Merger Agreement obligates Genelabs, from the date of the Merger Agreement to the earlier of the time when designees of SKB first constitute at least a majority of the board of directors of Genelabs and the Effective Time (such earlier time, the “Control Time”), to conduct its operations according to its ordinary and usual course of business consistent with past practice, and to use its reasonable best efforts to preserve intact its business organization. The Merger Agreement also contains specific restrictive covenants as to certain activities of Genelabs prior to the Control Time which provide that Genelabs will not take certain actions without the prior written consent of SKB including, among other things and subject to certain exceptions and materiality thresholds, amending its articles of incorporation or bylaws, issuing or selling its securities or granting options, declaring or paying any dividends, reclassifying or redeeming its securities, making material acquisitions or dispositions, entering into, terminating or amending any material contracts, authorizing or making any capital expenditures, incurring or guaranteeing indebtedness for borrowed money, making any loans or investments, entering into, amending or terminating any employment, severance or similar agreements, increasing compensation or adopting new employee benefit plans, accelerating the vesting or payment of compensation under any employee benefit plan, changing accounting principles, making material tax elections inconsistent with those made in prior periods or entering into tax settlements, settling litigation or claims, failing to keep insurance policies in force, or agreeing to take any of the foregoing actions.

No Solicitation.  In the Merger Agreement, Genelabs has agreed not to, and to cause its subsidiaries and officers, directors, employees, representatives and agents not to, directly or indirectly, until the earlier of the termination of the Merger Agreement and the Closing: (a) initiate, solicit or encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers or any other efforts or attempts that constitute or may reasonably be expected to lead to, any Acquisition Proposal (as defined below) or to engage in any discussions or negotiations with respect to, or otherwise participate in, or facilitate any such discussions; (b) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any agreement relating to an Acquisition Proposal (other than certain confidentiality agreements) or enter into any agreement requiring Genelabs to abandon, terminate or fail to consummate the transactions contemplated in the Merger Agreement; or (c) withdraw, modify or qualify, in a manner adverse to SKB or Purchaser, the recommendation of the board of directors of Genelabs with respect to the transactions contemplated by the Merger Agreement (a “Change of Board Recommendation”). Genelabs further agreed to terminate any solicitation, encouragement, discussion, or negotiation with any persons with respect to any Acquisition Proposal conducted by it, its subsidiaries or its representatives prior to the date of the Merger Agreement and to request (or, to the extent it is contractually permitted to do so, require) the return or destruction of all confidential information provided by or on behalf of Genelabs to such persons.

Notwithstanding the foregoing, Genelabs may furnish information and participate in discussions or negotiations with any person making a written, bona fide Acquisition Proposal that provides for per-Share consideration that is greater than the Offer Price after the date of the Merger Agreement and before the Purchase Time, if the following conditions are met: (a) a breach by Genelabs of its obligations described under “No Solicitation” has not contributed to the making of the Acquisition Proposal; (b) the Genelabs board of directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal is reasonably likely to result in a Superior Proposal (as defined below) and (c) after consultation with its outside counsel, the Genelabs board of directors determines in good faith that failure to take such action would be inconsistent with its fiduciary duties to the shareholders of Genelabs under applicable law. However, Genelabs may not disclose any non-public information to any such person unless Genelabs has, or first enters into, a confidentiality agreement with such person no less favorable to Genelabs than the Confidentiality Agreement (as defined below under “Confidentiality Agreement”). Genelabs has further agreed to promptly (and in any event within 24 hours) provide to SKB, any non-public information provided to any such person that was not previously provided to SKB.

The Merger Agreement requires Genelabs to notify SKB within 24 hours of the receipt of (i) any Acquisition Proposal or indication of interest in making an Acquisition Proposal, (ii) any request for non-public information relating to Genelabs or its subsidiaries (other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal), or (iii) any inquiry or request for discussion or negotiations regarding any Acquisition Proposal. Genelabs also must provide SKB promptly with the identity of the person making the proposal, indication, request or inquiry, a copy of such Acquisition Proposal and, where such Acquisition Proposal is not in writing, a description of the material terms thereof. The Merger Agreement also requires Genelabs to keep SKB reasonably informed on a current basis (and, in any event, within 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any Acquisition Proposal, indication, inquiry or request and any material developments, discussions or negotiations. In addition, Genelabs has agreed to use its reasonable best efforts to enforce the provisions of any standstill or confidentiality agreement to which it or any of its subsidiaries is a party and not to terminate, waive or modify any provision of, or grant permission or any request under, any such agreement.

The Merger Agreement provides that, except as described below, Genelabs may not (a) approve or recommend (or publicly propose to approve or recommend) an Acquisition Proposal, (b) enter into any merger agreement, letter of intent, agreement in principle or similar agreement relating to an Acquisition Proposal, or (c) exempt any person (other than SKB and its affiliates) from the provisions on “control share acquisitions” contained in any takeover law or otherwise cause such restrictions not to apply.

Notwithstanding the provisions described in the immediately preceding paragraph, the Genelabs board of directors may effect a Change of Board Recommendation if (a) Genelabs receives a written, bona fide Acquisition Proposal from a third party that is not in violation of such third party’s contractual obligations to Genelabs, (b) a breach by Genelabs of its obligations under “No Solicitation” has not contributed to the making of such Acquisition Proposal, (c) the Genelabs board of directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal, after taking into account any adjustments to the terms and conditions of the Merger Agreement that may be offered by SKB as described in clause (f) below, (d) Genelabs has not breached its obligations described under “No Solicitation,” (e) Genelabs has provided at least five business days’ prior written notice (the “Notice Period”) of its intention to approve or recommend or accept the Superior Proposal and a copy of such Superior Proposal, (f) during the Notice Period, Genelabs negotiates in good faith with SKB to make such adjustments in the terms and conditions of the Merger Agreement so that the Superior Proposal ceases to constitute a Superior Proposal (provided that, in the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, Genelabs must deliver a new written notice to SKB, and the Notice Period will be deemed to re-commence on the date of such new notice), and (g) following any negotiation described in the immediately preceding clause, such Acquisition Proposal, as modified, continues to constitute a Superior Proposal.

In addition, Genelabs may terminate the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal if all of the conditions described in clauses (a), (b), (c), (d), (e), (f) and (g) of the immediately preceding paragraph are satisfied and, substantially concurrently with such termination, Genelabs pays the Expense Reimbursement and Termination Fee (as described under “Fees and Expenses” below) and enters into a definitive agreement with respect to the Superior Proposal.

Under the Merger Agreement: “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made or renewed by a person or group at any time after the date of the Merger Agreement which is structured to permit such person or group to acquire beneficial ownership of at least 10 percent of the assets of, equity interest in, or businesses of, Genelabs and its subsidiaries, taken as a whole, pursuant to a merger, consolidation or other business combination, sale of Shares of capital stock, sale of assets, tender offer or exchange offer or similar transaction, including any single or multi-step transaction or series of related transactions, in each case other than the Merger; and “Superior Proposal” means any bona fide Acquisition Proposal (except the references in the definition thereof to “10 percent” shall be replaced by “100 percent”) made in writing after the date of the Merger Agreement that (x) includes per-Share consideration that is greater than the Offer Price (including, only if the per-Share consideration is not all cash, a determination by the Genelabs board of directors in good faith, on the advice of Cowen, as financial advisor, to such effect) and is otherwise on terms that the Genelabs board of directors has determined in its good faith judgment (after consultation with its financial advisor and outside counsel and after taking into account such legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof, as the board of directors deems appropriate in the exercise of its fiduciary duties) is superior from a financial point of view to the Merger Agreement, and (y) which the Genelabs board of directors has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal) is reasonably capable of being consummated within a reasonable period of time.

Employee Matters.  In the Merger Agreement, SKB and Purchaser have agreed with Genelabs that from the Effective Time to the first anniversary of the Closing SKB will cause the surviving corporation to maintain for the individuals employed by Genelabs at the Effective Time (“Current Employees”) compensation and benefits provided under employee benefit plans of SKB that are at least as favorable in the aggregate to the compensation and benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time (excluding equity-based compensation).

Services rendered by Current Employees to Genelabs prior to the Effective Time will be taken into account by SKB and the surviving corporation in the same manner as such services were taken into account by Genelabs, for vesting and eligibility purposes, including for accrual purposes with respect only to vacation and severance, under employee benefit plans of SKB and the surviving corporation.

The Merger Agreement further provides that the foregoing obligations shall not prevent the amendment or termination of any employee benefit plan of Genelabs or limit the right of SKB, the surviving corporation or any of their subsidiaries to terminate the employment of any Current Employees, and that the applicable provisions of the Merger Agreement are not intended to confer on any person other than the parties to the Merger Agreement any rights or remedies.

Indemnification and Insurance.  In the Merger Agreement, SKB and Purchaser have agreed that until the six year anniversary date of the Effective Time the articles of incorporation and bylaws of the surviving corporation in the Merger will contain provisions no less favorable with respect to indemnification of the (as of or prior to the Control Time) former directors, officers and employees of Genelabs than those in effect as of the date of the Merger Agreement.

The Merger Agreement also provides that, from and after the Effective Time, the surviving corporation shall indemnify each person who was as of or prior to the Effective Time either an officer or director of Genelabs against all claims, liabilities, judgments and inquiries, and reasonable fees, costs and expenses, incurred in connection with any proceeding arising out of or pertaining to the fact that such person is or was an officer, director, employee, fiduciary or agent of Genelabs or any of its subsidiaries, to the fullest extent the surviving corporation is permitted to do so under applicable law and its articles of incorporation or bylaws as in effect on the date of the Merger Agreement. In the event of any such proceeding, each such indemnified person will be entitled to advancement of expenses incurred in the defense of the proceeding from the surviving corporation to the same extent such persons had the right to advancement of expenses from Genelabs as of the date of the Merger Agreement pursuant to Genelabs articles of incorporation and by laws.

The Merger Agreement further provides that Genelabs shall purchase by the Effective Time tail policies to the current directors’ and officers’ liability insurance policies as in effect on the date of the Merger Agreement at least as protective to such directors and officers as those of Genelabs’ directors’ and officers’ liability insurance policies as of the date of the Merger Agreement. Under the terms of the Merger Agreement, such insurance coverage is required to be maintained only to the extent that the coverage can be maintained at an aggregate cost of not greater than 300 percent of the current annual premium for Genelabs directors’ and officers’ liability insurance policies.

Reasonable Best Efforts.  The Merger Agreement provides that, subject to its terms and conditions, each of Genelabs, Purchaser and SKB will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. However, this obligation does not require SKB or Purchaser to keep the Offer open beyond the Expiration Date. Pursuant to the Merger Agreement, the parties will, to the extent required, make filings under the any applicable antitrust laws or investment laws relating to foreign ownership and take other actions necessary to obtain any consents, approvals or clearances required in connection with the transactions contemplated by the Merger Agreement.

In the event that any proceeding is instituted challenging any transaction contemplated by the Agreement, each of SKB, Purchaser and Genelabs is required by the Merger Agreement to use its reasonable best efforts to contest such action and have lifted any judgment or order that prevents or restricts the consummation of the transactions.

Takeover Laws.  Genelabs has agreed to take, upon the request of SKB or Purchaser, all reasonable steps to exclude the applicability of, or to assist in any challenge by SKB or Purchaser to the validity, or applicability to the Offer, the Merger or any other transaction contemplated by the Merger Agreement of, any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other anti-takeover laws.

Notification of Certain Matters.  Genelabs has agreed to give prompt notice to SKB, and SKB has agreed to give prompt notice to Genelabs, upon obtaining knowledge of the occurrence or non-occurrence of any event which is reasonably likely (i) to cause any representation or warranty of such party contained in the Merger Agreement to be untrue or inaccurate or (ii) to result in the failure of such party to comply with or satisfy any covenant, condition or agreement, including any condition to the Offer. Genelabs has agreed to promptly advise SKB of any material change in Genelabs’ or any of its subsidiaries’ condition, properties, assets, liabilities, prospects or results of operations.

Approval of Compensation Actions.  The Merger Agreement provides that, prior to the Purchase Time, the compensation committee of the Genelabs board of directors shall take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all compensation actions taken after January 1, 2007 and prior to the Purchase Time that have not already been so approved.

Conditions to Consummation of the Merger.  Pursuant to the Merger Agreement, the respective obligations of SKB, Purchaser and Genelabs to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions: (a) unless the Merger is consummated pursuant to Section 1110 of the CGCL as a short-form merger, the Merger Agreement shall have been adopted by the affirmative vote of holders of at least a majority of the outstanding Shares, (b) no order, injunction or decree issued by any governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the Merger or any other transaction contemplated by the Merger Agreement shall be in effect, and no statute, regulation, order or injunction shall have been enacted or enforced by any governmental entity that prohibits or makes illegal the Offer, the Merger or any other transaction contemplated by the Merger Agreement, and (c) Purchaser shall have accepted for purchase Shares validly tendered (and not withdrawn) pursuant to the Offer.

Termination.  The Merger Agreement provides that it may be terminated, and the Offer and Merger may be abandoned:

(a) at any time prior to the Effective Time, by mutual written consent of SKB and Genelabs;

(b) at any time prior to the Effective Time, by SKB or Genelabs, if any governmental entity issues an order, decree or ruling or takes any other action prohibiting the Offer or the Merger, and such order, decree, ruling or other action has become final and non-appealable;

(c) at any time prior to the Purchase Time, by Genelabs if (i) Purchaser fails to commence the Offer in violation of the Merger Agreement, (ii) the close of business on February 26, 2009 has occurred and Purchaser has not accepted for payment and paid for Shares pursuant to the Offer, (iii) the Offer expires or is terminated without Purchaser having purchased any Shares pursuant to the Offer, (iv) Purchaser fails to accept for payment and to purchase validly tendered Shares pursuant to the Offer in violation of the terms of the Merger Agreement or (v) Purchaser or SKB shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements contained in the Merger Agreement, which breach or failure is not capable of being or has not been cured within 30 days following receipt by SKB or Purchaser of written notice of such breach or failure; provided, that Genelabs may not terminate the Merger Agreement if any of the circumstances described in clause (ii) or (iii) of this subparagraph (c) directly or indirectly resulted from or was caused by Genelabs’ failure to perform in any material respect any of its obligations under the Merger Agreement or the failure of the condition to the Offer described in subparagraph (d) of paragraph 2 of Section 13 — “Conditions to the Offer” to be satisfied;

(d) at any time prior to the Purchase Time, by Genelabs, if all of the following conditions are satisfied: (i) Genelabs has not breached its obligations described under “No Solicitation,” (ii) Genelabs has received a written, bona fide Acquisition Proposal from a third party that is not in violation of such third party’s contractual obligations to Genelabs, (iii) a breach by Genelabs of its obligations under “No Solicitation” has not contributed to the making of such Acquisition Proposal, (iv) the Genelabs board of directors concludes in good faith, after consultation with outside counsel and its financial advisors, that such Acquisition Proposal constitutes a Superior Proposal, after taking into account any adjustments to the terms and conditions of the Merger Agreement that may be offered by SKB as described in clause (vi) below, (v) Genelabs has provided at least five business days’ prior written notice of its intention to accept the Superior Proposal and a copy of such Superior Proposal, (vi) during the Notice Period, Genelabs negotiates in good faith with SKB to make such adjustments in the terms and conditions of the Merger Agreement so that the Superior Proposal ceases to constitute a Superior Proposal (provided that, in the event of any material revisions to the terms of the Superior Proposal after the start of the Notice Period, Genelabs must deliver a new written notice to SKB, and the Notice Period will be deemed to re-commence on the date of such new notice), (vii) following any negotiation described in the immediately preceding clause, such Acquisition Proposal, as modified, continues to constitute a Superior Proposal and (viii) substantially concurrently with such termination, Genelabs pays the Expense Reimbursement and Termination Fee (as described under “Fees and Expenses” below) and enters into a definitive agreement with respect to the Superior Proposal;

(e) at any time prior to the Purchase Time, by SKB, if, due to an occurrence or circumstance that would result in a failure of any of the conditions to the Offer described in Section 13 — “Conditions to the Offer” to be satisfied at any scheduled expiration of the Offer, (i) Purchaser shall not have commenced the Offer within the time required by the Merger Agreement, (ii) the Offer (as it may be extended from time to time) expires or is terminated without Purchaser having purchased any Shares pursuant to the Offer, or (iii) the close of business on February 26, 2009 has occurred and Purchaser has not accepted Shares for payment pursuant to the Offer; provided, that SKB shall not have the right to terminate the Merger Agreement pursuant to this subparagraph (e) if the failure of any of the offer conditions to be satisfied or the failure of SKB to have accepted for payment Shares pursuant to the Offer directly or indirectly resulted from or was caused by SKB’s or Purchaser’s failure to perform any of its obligations under the Agreement; provided, further, that if the sole unsatisfied offer condition results from Genelabs’ breach or failure to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement or the failure of Genelabs’ representations and warranties to be true and correct under the relevant materiality standards provided in the Merger Agreement, then SKB may terminate prior to February 26, 2009 only if the breach or failure to perform or comply or to be true and correct is not capable of being cured within 10 days following notice to Genelabs or, if capable of being cured within that period, has not been so cured (it being understood that any intentional breach by Genelabs of its obligations described under “No Solicitation” shall be deemed incapable of cure); or

(f) at any time prior to the Purchase Time, by SKB if (i) the board of directors of Genelabs withdraws, modifies or qualifies, in a manner adverse to SKB or Purchaser, its recommendation with respect to the transactions contemplated by the Merger Agreement, or (ii) Genelabs intentionally breaches any of its obligations described under “No Solicitation.”

Fees and Expenses.  Except as described below with respect to the Expense Reimbursement and Termination Fee, each party will bear its own expenses in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, other than expenses incurred in connection with the mailing of the Offer Documents, the Schedule 14D-9 and any information statement relating to the Merger, which will be shared equally between SKB and Genelabs.

In the event that the Merger Agreement is terminated under the circumstances described in subparagraph (d) or subparagraph (f) under “Termination” above, Genelabs has agreed to reimburse SKB’s and Purchaser’s reasonable out-of-pocket costs and expenses not to exceed $500,000 in the aggregate, incurred in connection with the transactions contemplated hereby and pay SKB a termination fee of $3,000,000 (the “Expense Reimbursement and Termination Fee”). Genelabs has also agreed to pay SKB the Expense Reimbursement and Termination Fee if the Merger Agreement is terminated under the circumstances described in subparagraph (c)(ii) under “Termination” (unless Purchaser’s failure to purchase Shares pursuant to the Offer directly and materially resulted from or was caused by SKB’s or Purchaser’s failure to perform, in any material respect, any of their respective obligations under the Merger Agreement) and (i) at any time on or after the date of the Merger Agreement and prior to such termination a third party has made an Acquisition Proposal (whether or not conditional) to the Genelabs board of directors or Genelabs or has publicly announced an Acquisition Proposal and, in each case, not irrevocably withdrawn such Acquisition Proposal or announcement, or any third party has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal which intention has not been irrevocably withdrawn, and (ii) any transaction specified in the definition of “Acquisition Proposal” is consummated with such third party or any other third party within 12 months after the date of such termination or pursuant to any agreement for an Acquisition Proposal entered into within 12 months after the date of such termination (or any amendment or substitute agreement). Genelabs has also agreed to pay SKB the Expense Reimbursement and Termination Fee in the event that (1) the Merger Agreement is terminated under the circumstances described in subparagraph (e) under “Termination” above as a result of (x) Genelabs’ breach or failure to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement or (y) the failure of the condition to the Offer described paragraph 1 of Section 13 — “Conditions to the Offer” to be satisfied in connection with which SKB has terminated the Merger Agreement, and (2) at any time on or after the date of the Merger Agreement and before such termination, a third party has made an Acquisition Proposal (whether conditional or not) to the Genelabs board of directors or to Genelabs or has publicly announced an Acquisition Proposal or such announcement, or such third party has publicly announced an intention (whether conditional or not) to make an Acquisition Proposal, which intention has not been irrevocably withdrawn, and (3) any transaction specified in the definition of “Acquisition Proposal” is consummated with such third party or any other third party within 12 months after the date of such termination or pursuant to any agreement for an Acquisition Proposal entered into within 12 months after the date of such termination (or any amendment or substitute agreement).

Amendment.  The Merger Agreement may be amended by the parties at any time before the Effective Time (subject, in the case of Genelabs to certain actions requiring the approval of the Continuing Directors as described under “Directors” above), whether before or after approval of the Merger Agreement by the shareholders of Genelabs, but (a) after Purchaser purchases Shares pursuant to the Offer, no amendment may be made that decreases the Merger Consideration, and (b) after approval of the Merger Agreement by the Genelabs shareholders, no amendment may be made which by law or stock exchange rule requires the further approval of the Genelabs shareholders without such approval.

Waiver.  At any time prior to the Effective Time, any party to the Merger Agreement (subject, in the case of Genelabs, to certain actions requiring the approval of the Continuing Directors, as described under “Directors” above) may extend the time for performance for any of the acts of the other parties, waive any inaccuracies in the representations and warranties contained in the Merger Agreement, and, subject to the requirements of applicable law, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement, except that the Minimum Tender Condition may be waived by Purchaser only as provided in the Merger Agreement or with the prior written consent of Genelabs.

Confidentiality Agreement.  Prior to entering into the Merger Agreement, Genelabs and SKB entered into a confidentiality agreement on September 30, 2008 (the “Confidentiality Agreement”). As a condition to being furnished confidential information of the other party, in the Confidentiality Agreement, SKB agreed, among other things, to keep such confidential information confidential and to use it only for specified purposes. The foregoing summary is qualified in its entirety by reference to the complete text of the Confidentiality Agreement, which is filed as Exhibit (d)(3) to the Schedule TO and is incorporated herein by reference.

Tender and Support Agreement.  SKB, Purchaser and certain of Genelabs’ executive officers and directors, consisting of Leslie J. Browne, Ph.D., Irene A. Chow, Ph.D., Frederick W. Driscoll, Ronald C. Griffith, Ph.D., H. H. Haight, Alan Y. Kwan, Matthew J. Pfeffer, and Roy J. Wu, entered into a Tender and Shareholder Support Agreement, dated as of October 29, 2008 (the “Tender and Support Agreement”), in their capacity as shareholders of Genelabs. The outstanding Shares subject to the Tender and Support Agreement represented, as of October 29, 2008, approximately 1.1 percent of the total outstanding Shares. Pursuant to the Tender and Support Agreement, such executive officers and directors agreed, among other things, subject to the termination of the Tender and Support Agreement (a) to tender in the Offer (and not to withdraw) all Shares beneficially owned or thereafter acquired by them, (b) to vote such Shares in support of the Merger in the event shareholder approval is required to consummate the Merger and against any competing transaction, (c) to appoint the SKB as their proxy to vote such shares in connection with the Merger Agreement, and (d) not to otherwise transfer any of their Shares. In addition, each such officer and director has granted SKB an option to acquire such Shares at the Offer Price in the event that Purchaser acquires Shares in the Offer but the Shares subject to the Tender and Support Agreement are not tendered or are withdrawn from the Offer. The Tender and Support Agreement will terminate upon the earliest of (x) the termination of the Merger Agreement, (y) the Effective Time, and (z) any amendment of the Merger Agreement or the Offer that decreases the Offer Price below $1.30 without the consent of such director or officer.

12.	Source and Amount of Funds

GSK, the parent company of Purchaser, will (or will cause SKB to) provide Purchaser with sufficient funds to pay for all Shares accepted for payment in the Offer or to be acquired in the Merger. GSK estimates that the total amount of funds necessary to purchase all outstanding shares of Genelabs pursuant to the Offer and the Merger and to pay customary fees and expenses in connection with the Offer and the Merger and the related transactions will be approximately $57 million, which will be used to pay shareholders of Genelabs and holders of Genelabs’ other equity-based interests. GSK expects to fund all these payments through a loan from GSK to Purchaser, which GSK will provide from cash on hand and/or cash generated from general corporate activities, including the issuance of commercial paper in the ordinary course of business. The Offer is not conditioned upon any financing arrangements.

13.	Conditions of the Offer

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer, unless, immediately prior to the Expiration Date:

(a) there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares which, together with the number of Shares, if any, then owned beneficially by GSK, SKB and Purchaser

(together with their wholly-owned subsidiaries), equals (x) the Minimum Tender Condition, (y) if applicable, the Option Exercise Minimum Number or (z) if applicable, the Revised Minimum Number; and

(b) any approvals, consents or waiting periods required in respect of the transactions contemplated by the Merger Agreement under any applicable antitrust laws shall have been obtained or shall have expired or been terminated.

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and may terminate or, subject to the terms of the Merger Agreement, amend the Offer if any of the following conditions exist:

(a) there shall have been any law, decree, judgment, order or injunction, promulgated, enacted, entered, enforced, issued or amended by any governmental entity that would, or is reasonably likely, directly or indirectly, to: (i) restrain, enjoin or otherwise prohibit the making or consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement; (ii) impose material limitations on the ability of SKB, Purchaser or any of their respective subsidiaries or affiliates to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the Shares, including the right to vote the Shares purchased by Purchaser pursuant to the Offer on an equal basis with all other Shares on all matters properly presented to the shareholders of Genelabs; or (iii) require, or condition any approval on, the divestiture by SKB, Purchaser or any of their respective subsidiaries or affiliates of any Shares, or require Purchaser, SKB, Genelabs, or any of their respective subsidiaries or affiliates to take, or condition any approval on, any action that (x) limits such party’s right to terminate the Merger Agreement or (y) obligates such party to (A) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities (including the Shares), or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of Genelabs or (B) to limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, properties or assets of the Genelabs and its subsidiaries;

(b) there shall be pending or threatened (and such threat shall not have been withdrawn), any action, proceeding or counterclaim by or before any governmental entity challenging any of the making or consummation of the Offer or the Merger or the other transactions contemplated by the Merger Agreement or seeking, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iii) of subparagraph (a) of this paragraph;

(c) any change, effect, event or occurrence shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(d) (i) Genelabs shall have breached or failed to comply in any material respect with any of its obligations, covenants, or agreements under the Merger Agreement, or (ii) any representation or warranty of Genelabs contained in the Merger Agreement shall not be true and correct; provided, that, for purposes of this clause (d): (A) all such representations and warranties (other than certain portions of the representations and warranties regarding compliance with SEC filings, financial statements and no Material Adverse Effect) shall be interpreted without giving effect to the words “materially” or “material” or to any qualification based on such terms or based on the defined term “Material Adverse Effect”; (B) any such representation or warranty contained in Section 4.1(b) of the Merger Agreement (relating to subsidiaries of Genelabs) or Section 4.3 of the Merger Agreement (relating to capitalization) shall be deemed untrue if it shall fail to be true and correct in all but de minimis respects and certain portions of the representations and warranties regarding compliance with SEC filings, financial statements and no Material Adverse Effect shall be deemed untrue if it shall fail to be true and correct in all respects; and (C) any such representation or warranty (other than any representation or warranty referred to in clause (B) above) shall be deemed untrue if such representation or warranty shall fail to be true and correct in all respects except where the fact, circumstance, change or event giving rise to any such failure of all such representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, in each case at any scheduled expiration of the Offer (except for any representation or warranty that is expressly made as of a specified date, in which case as of such specified date); or

(e) the Merger Agreement shall have been terminated pursuant to its terms or shall have been amended pursuant to its terms to provide for such termination or amendment of the Offer;

which, in the reasonable judgment of SKB or Purchaser, in any case, makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for Shares.

The foregoing conditions are for the benefit of SKB and Purchaser and, regardless of the circumstances, may be asserted by SKB or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any governmental entity may be asserted at any time prior to payment of the Offer Price for Shares, and all conditions (other than the Minimum Tender Condition, which may be waived only in the circumstances described in Section 1 — “Terms of the Offer”) may be waived by SKB or Purchaser in its discretion, in whole or in part, at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of SKB or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

14.	Dividends and Distributions

The Merger Agreement provides that, from the date of the Merger Agreement to the Effective Time, Genelabs shall not, and shall not permit any of its subsidiaries to, without the prior consent of SKB, declare, set aside, make or pay any dividends or any other distribution (whether in cash, stock, property or otherwise) with respect to any of its capital stock. See Section 11 — “Purpose of the Offer and Plans for Genelabs; Merger Agreement — The Merger Agreement — Covenants.”

15.	Certain Legal Matters

General.  Except as otherwise set forth in this Offer to Purchase, based on GSK’s and Purchaser’s review of Genelabs’ publicly available SEC filings and other information regarding Genelabs, GSK and Purchaser are not aware of any licenses or other regulatory permits which appear to be material to the business of Genelabs and which might be adversely affected by the acquisition of Shares by Purchaser, SKB or GSK pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority which would be required for the acquisition or ownership of Shares by Purchaser, SKB or GSK pursuant to the Offer. In addition, GSK and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for GSK’s, SKB’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, GSK and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it would be obtained without substantial conditions, and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Genelabs’ or GSK’s business or that certain parts of Genelabs’ or GSK’s business might not have to be disposed of or held separately. In such an event, we may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions of the Offer.”

Antitrust Laws.  It is a condition to Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer than any required approvals or consents in respect of the transactions contemplated by the Merger Agreement shall have been obtained under any applicable antitrust or other competition laws (“Antitrust Laws”), and that any applicable waiting periods thereunder have expired or been terminated. Purchaser is not aware, and Genelabs has advised Purchaser that it is not aware, of any Antitrust Laws that are applicable to the Offer or the Merger. If any Antitrust Laws are applicable to the Offer or the Merger, Genelabs and Purchaser intend to promptly make any filings required thereunder and, subject to the terms and conditions of the Merger Agreement, take such other actions to enable consummation of the Offer and the Merger.

Shareholder Approval.  Genelabs has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by Genelabs and the consummation by Genelabs of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the board of directors of Genelabs, and that no other corporate proceedings on the part of Genelabs are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the Merger Agreement by the holders of at least a majority of the outstanding Shares prior to the consummation of the Merger. As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the CGCL. According to Genelabs’ articles of incorporation, the Shares are the only outstanding securities of Genelabs that entitle the holders thereof to voting rights. If Purchaser acquires the Revised Minimum Number of Shares, Purchaser will be able to effect the Merger with the approval of a de minimus number of remaining outstanding Shares.

Short-Form Merger.  The CGCL provides that if a parent company owns at least 90 percent of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other shareholders of the subsidiary. Accordingly, if as a result of the Offer, the top-up option or otherwise, Purchaser directly or indirectly owns at least 90 percent of the Shares, SKB could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to effect the Merger without prior notice to, or any action by, any other shareholder of Genelabs if permitted to do so under the CGCL. Even if SKB and Purchaser do not own 90 percent of the outstanding Shares following consummation of the Offer, SKB and Purchaser could seek to purchase additional Shares in the open market, from Genelabs or otherwise in order to reach the 90 percent threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the top-up option, may be greater or less than that paid in the Offer.

Notice of a short-form merger pursuant to Section 1110 of the CGCL is set forth in Schedule B to this Offer to Purchase and incorporated herein by reference. If SKB and Purchaser (together with any other subsidiaries of SKB) hold in the aggregate at least 90 percent of the outstanding shares of each class of capital stock of Genelabs, Purchaser will cause the short-form merger to become effective without any further notice to the shareholders of Genelabs.

California Corporate Law.  Genelabs is incorporated under the laws of the State of California. Section 1203 of the CGCL provides that if a tender offer is made to some or all of a corporation’s shareholders by an “interested party,” an affirmative opinion in writing as to the fairness of the consideration to the shareholders of such corporation is required to be delivered to the shareholders at the time that the tender offer is first made in writing to the shareholders and in the event a third party proposal (a “Proposal”) to acquire the same corporation is made to the corporation or its shareholders at least ten days prior to the date for the acceptance of the shares tendered to the “interested party,” the shareholders of the corporation shall be informed of such Proposal, forwarded copies of any written materials provided by the person making the Proposal and given a reasonable period of time (ten days from the date of notice or publication of the Proposal) to withdraw any tender in favor of the “interested party” tender offer. However, if the tender offer is commenced by publication and tender offer materials are subsequently mailed or otherwise distributed to the shareholders, the opinion may be omitted in the publication if the opinion is included in the materials distributed to the shareholders. For purposes of Section 1203, the term “interested party” includes, among other things, a person who is a party to the transaction and (a) directly or indirectly controls the corporation that is the subject of the tender offer or proposal, (b) is, or is directly or indirectly controlled by, an officer or director of the subject corporation or (c) is an entity in which a material financial interest is held by any director or executive officer of the subject corporation. While none of Genelabs, SKB or Purchaser believes that the Offer constitutes a transaction that falls within the provisions of Section 1203, an independent financial advisor, Cowen, has been retained by Genelabs to provide a fairness opinion with respect to the Offer and has provided such opinion to the Genelabs board of directors.

Under Sections 1101 and 1101.1 of the CGCL, the Merger Consideration paid to the shareholders of Genelabs may not be cash if Purchaser or SKB owns directly or indirectly more than 50 percent but less than 90 percent of the then outstanding Shares, unless either all the shareholders of Genelabs consent or the Commissioner of Corporations of the State of California approves, after a hearing, the terms and conditions of the Merger and the fairness thereof.

State Takeover Laws.  A number of states have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, shareholders, principal executive offices or principal places of business therein. To the extent that certain provisions of certain of these state takeover statutes purport to apply to the Offer or the Merger, Purchaser believes that such laws conflict with federal law and constitute an unconstitutional burden on interstate commerce.

Dissenters’ Rights.  Holders of Shares do not have dissenters’ appraisal rights in connection with the Offer. However, if the Merger is consummated following the completion of the Offer, each holder of Shares who fully complies with and meets all the requirements of the provisions of Chapter 13 of the CGCL, which is set forth in Schedule C to this Offer to Purchase and incorporated herein by reference, (“Qualifying Shareholders”) may have the right to require Genelabs to purchase the holder’s Shares for cash at “fair market value.” A Qualifying Shareholder will be entitled to exercise these dissenters’ rights under the CGCL only if (a) the holders of 5% or more of the outstanding Shares properly file demands for payment of the fair market value or (b) if the Shares held by such holder are subject to any restriction on transfer imposed by Genelabs or by any law or regulation (“Restricted Shares”). Accordingly, if any holder of Restricted Shares or the holders of 5% or more of the Shares properly file demands for payment in compliance with Chapter 13 of the CGCL, all other Qualifying Shareholders will be entitled to require Genelabs to purchase their Shares for cash at their fair market value if the Merger is consummated. If the holders of less than 5% of the Shares properly file demands for payment in compliance with Chapter 13 of the CGCL and one or more shareholder of Restricted Shares properly files such a demand, only such holder or holders of Restricted Shares shall be entitled to require Genelabs to purchase their Shares as described in the preceding sentence. In addition, if immediately prior to the effective time of the Merger, the Shares are not listed on a national securities exchange certified by the California Commissioner of Corporations or not listed on the National Market System of the NASDAQ Stock Market, holders of Shares may exercise dissenters’ appraisal rights as to any or all of their Shares entitled to such rights. If the Merger is not consummated, no Qualifying Shareholder will be entitled to have Genelabs purchase such holder’s Shares under Chapter 13 of the CGCL.

Under the CGCL, the “fair market value” of the Shares may be one agreed to by Genelabs and the Qualifying Shareholders or judicially determined, depending on the circumstances. The “fair market value” is determined as of the day before the first announcement of the terms of the proposed Merger, excluding any appreciation or depreciation as a result of the Merger and subject to adjustments. The value so determined could be more or less than the Offer Price. Moreover, a damages remedy or injunctive relief may be available if the Merger is found to be the product of procedural unfairness, including fraud, misrepresentation or other misconduct.

If a shareholder and Genelabs do not agree on whether that shareholder is a Qualifying Shareholder, or if a Qualifying Shareholder and Genelabs fail to agree on the fair market value of Shares and neither Genelabs nor the Qualifying Shareholder files a complaint or intervenes in a pending action within six months after Genelabs mails the notice of a short-form merger pursuant to Section 1110 of the CGCL set forth in Schedule B or, if applicable, the required notice that shareholders have approved the Merger, that shareholder does not have (or will cease to have) rights as a dissenting shareholder. After a shareholder files a demand to exercise dissenters’ rights, that shareholder may not withdraw the demand without Genelabs consent.

The foregoing discussion of the rights of Qualifying Shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ appraisal rights and is qualified in its entirety by reference to Chapter 13 of the CGCL, a copy of which is attached hereto as Schedule C.

Dissenters’ rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the merger is completed. Shareholders who will be entitled to dissenters’ rights in connection with the Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.

Shareholders who sell shares prior to the effective time of the Merger will not be entitled to exercise dissenters’ rights with respect thereto but, rather, will receive the Offer Price.

“Going Private” Transactions.  Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither GSK nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.

Litigation Related to the Offer and Merger.  On November 4, 2008, a putative shareholder class action lawsuit was filed against Genelabs, members of the Genelabs Board of Directors and GSK in the Superior Court of California, County of San Mateo. The action, styled Lanre Rotimi Rollover IRA v. Genelabs Technologies, Inc., et al., alleges, among other things, that the members of the Genelabs Board of Directors violated their fiduciary duties by failing to maximize value for Genelabs’ shareholders when negotiating and entering into the Merger Agreement. The complaint alleges that GSK aided and abetted those purported breaches. Plaintiff seeks, among other things, to enjoin the acquisition of Genelabs by Purchaser or, in the alternative, to rescind the acquisition should it occur before the lawsuit is resolved.

Purchaser believes the allegations of the plaintiff’s complaint are entirely without merit and the defendants intend to vigorously defend this action. Even a meritless lawsuit, however, may carry with it the potential to delay consummation of the transactions contemplated by the Merger Agreement, including the Offer and the Merger.

16.	Fees and Expenses

Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

Except as set forth above, Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

17.	Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.

Purchaser and GSK have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the SEC in the manner set forth in Section 8 under “Available Information.”

No person has been authorized to give any information or make any representation on behalf of GSK or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of GSK, Purchaser, Genelabs or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

Gemstone Acquisition Corporation

November 12, 2008

SCHEDULE A

INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND
THE EXECUTIVE OFFICERS OF GSK AND PURCHASER

GSK

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of GSK. Except as otherwise noted, positions specified are positions with GSK.

Principal Occupation or
Name	Business Address	Employment	Citizenship

Board of Directors
Andrew Witty	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Executive Officer since May 21, 2008; prior thereto, CEO designate from October 2007; prior thereto, President, Pharmaceuticals Europe from January 2003; Non-Executive Director of the UK’s Office for Strategic Co-ordination of Health Research; serves on the Imperial College Commercialisation Advisory Board; member of the Health Innovation Council and INSEAD UK Council.	British
Julian Heslop	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Financial Officer since April 2005; prior thereto, Senior Vice President, Operations Controller from January 2001.	British
Dr. Moncef Slaoui	709 Swedeland Road King of Prussia, PA 19406	Chairman, Research and Development since June 2006; prior thereto, Senior Vice President, Worldwide Business Development — R&D from May 2003; prior thereto, Senior Vice President, Business & New Product Development from March 2001.	Belgian/Moroccan

Principal Occupation or
Name	Business Address	Employment	Citizenship

Sir Christopher Gent	980 Great West Road Brentford Middlesex, England TW8 9GS	Non-Executive Chairman for GSK since January 2005, member of Board of Directors since June 2004; prior thereto, Chief Executive Officer of Vodafone Group plc from 1997 to 2003; Non-Executive Director of Lehman Brothers Holdings, Inc. since 2003 and Ferrari SpA since April 2006; a Senior Adviser at Bain & Co; member of the Advisory Board of Reform; and a member of KPMG’s Chairman’s Advisory Group.	British
Lawrence Culp	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. President and Chief Executive Officer of Danaher Corporation since 2001.	USA
Professor Sir Roy Anderson	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. Professor of Infectious Disease Epidemiology in the Faculty of Medicine, Imperial College, London; prior thereto, the Chief Scientific Adviser at the Ministry of Defence in the United Kingdom until 30 September 2007; appointed as Rector of Imperial College, London in July 2008.	British
Dr. Stephanie Burns	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. Chairman, President and Chief Executive Officer of Dow Corning; Board Member of the American Chemical Society and The Conference Board; serves on the Executive Committee of the Society of Chemical Industry, America Section; serves on the Board of Directors of the American Chemistry Society and the Society for Women’s Health Research.	USA

Principal Occupation or
Name	Business Address	Employment	Citizenship

Sir Crispin Davis	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. Chief Executive of Reed Elsevier PLC since 1999.	British
Tom de Swaan	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. Member of the Supervisory Board of Van Lanschot NV; member of the governing board of the Dutch Central Bank and Chairman of the Basel committee on banking supervision; Non-Executive Director of the UK Financial Services Authority; member of the board of the Institute of International Finance; was a member of the managing board and Chief Financial Officer of ABN AMRO from 1999 to January 2006	Dutch
Sir Deryck Maughan	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. Managing Director of Kohlberg Kravis Roberts and Co. (KKR) and Chairman of KKR Asia since October 2005; Non-Executive Director of BlackRock, Inc. and Thomson Reuters; Non-Executive Director of Reuters Group PLC from September 2005 until April 2008; Vice Chairman of Citigroup from 1998 to 2004.	British
Dr. Daniel Podolsky	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. President of the University of Texas Southwestern Medical Center; Chief Academic Officer of Partners HealthCare System; Chairman of the Board & Scientific Co-Founder of the GI Company; Director of Antibe Therapeutics, Inc.; Formerly Mallinkrodt Professor of Medicine and Chief of Gastroenterology at Massachusetts General Hospital and Harvard Medical School.	USA

Principal Occupation or
Name	Business Address	Employment	Citizenship

Sir Ian Prosser	980 Great West Road Brentford Middlesex, England TW8 9GS	Senior Independent Non-Executive Director. Non-Executive Deputy Chairman of BP plc since 1999; Non-Executive Director of Sara Lee Corporation since 2004; serves on CBI President’s Committee; Chairman of the Navy, Army and Air Force Institutes (NAAFI) and prior thereto, Chairman of Intercontinental Hotels Group plc (retired in 2003).	British
Dr. Ronaldo Schmitz	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director. Non-Executive Director of Legal and General Group plc since 2000; serves on the Boards of Directors of Rohm and Haas Company since 1992 and Cabot Corporation since 2001; member of the Supervisory Board of SICK AG.	German
Sir Robert Wilson	980 Great West Road Brentford Middlesex, England TW8 9GS	Independent Non-Executive Director; Non-Executive Chairman of BG Group plc since 2004 and the Economist Group since 2003; Executive Chairman of Rio Tinto plc from 1997 to 2003.	British
Executive Officers
Andrew Witty	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Executive Officer since May 21, 2008; prior thereto, CEO Designate from October 2007; prior thereto, President, Pharmaceuticals Europe from January 2003.	British
Julian Heslop	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Financial Officer since April 2005; prior thereto, Senior Vice President, Operations Controller from January 2001.	British

Principal Occupation or
Name	Business Address	Employment	Citizenship

Daniel Troy	One Franklin Plaza Philadelphia, PA 19102	Senior Vice President & General Counsel since September 2008; prior thereto, a Partner at the Washington law firm Sidley Austin LLP; prior thereto, Chief Counsel for the FDA.	USA
Bill Louv	One Franklin Plaza Philadelphia, PA 19102	Senior Vice President, Information Technology and Chief Information Officer since January 2007; prior thereto, Senior Vice President, Information Technology for Research & Development, GlaxoSmithKline.	USA
John Clarke	One Franklin Plaza Philadelphia, PA 19102	President Consumer Healthcare since January 2006; prior thereto, President, Futures Group, Consumer Healthcare from January 2004; prior thereto, President, Consumer Healthcare Europe from 1998 to 2003.	New Zealand
Marc Dunoyer	GSK Building 6-15, Sendagaya 4 chome, Shibuya-ku Tokyo 151-8566	President, Asia Pacific/Japan since May 2008; prior thereto, President Pharmaceuticals Japan from March 2003.	French
Abbas Hussain	980 Great West Road Brentford Middlesex, England TW8 9GS	President, Emerging Markets since June 2008; prior thereto, President, Europe for Eli Lilly and Company.	British
Duncan Learmouth	980 Great West Road Brentford Middlesex, England TW8 9GS	Senior Vice President, Corporate Communications and Community Partnerships since July 2006; prior thereto, Vice President, Global Investor Relations & Competitive Excellence from February 2006; prior thereto, Vice President, Global Investor Relations from June 2005; prior thereto, Vice President, Investor Relations from November 2001.	British

Principal Occupation or
Name	Business Address	Employment	Citizenship

Daniel Phelan	One Franklin Plaza Philadelphia, PA 19102	Chief of Staff since May 2008; prior thereto, Senior Vice President, Human Resources from January 2001.	USA
David Pulman	Five Moore Drive PO Box 13398 Research Triangle Park North Carolina 27709	President, Global Manufacturing & Supply since December 2002.	British
Dr. Moncef Slaoui	709 Swedeland Road King of Prussia, PA 19406	Chairman, Research and Development since June 2006; prior thereto, Senior Vice President, Worldwide Business Development — R&D from May 2003.	Belgian/Moroccan
David Redfern	980 Great West Road Brentford Middlesex, England TW8 9GS	Chief Strategy Officer since May 2008; prior thereto, Senior Vice President, Northern Europe.	British
Eddie Gray	980 Great West Road Brentford Middlesex, England TW8 9GS	President, Pharmaceuticals Europe since January 2008; prior thereto, Senior Vice President and General Manager, Pharmaceuticals UK.	British
Simon Bicknell	980 Great West Road Brentford Middlesex, England TW8 9GS	Senior Vice President, Company Secretary since January 2001 and Corporate Compliance Officer since April 2006.	British
Claire Thomas	980 Great West Road Brentford Middlesex, England TW8 9GS	Senior Vice President, Human Resources since May 2008; prior thereto, Senior Vice President, Human Resources, Pharmaceuticals International.	British
Jean Stéphenne	Rue de l’Institut 89 B-1330 Rixensart Belgium	President and General Manager, Biologicals since 1998.	Belgium

PURCHASER

Set forth below are the name, business address and current principal occupation or employment, and material occupations, positions, offices or employment for the past five years of each director and executive officer of Purchaser. Except as otherwise noted, positions specified are positions with SKB.

Principal Occupation or
Name	Business Address	Employment	Citizenship

Board of Directors
Carol Ashe	One Franklin Plaza Philadelphia, PA 19102	Vice President, Legal Operations-Corporate Functions-US since April 2008; prior thereto, Vice President and Associate General Counsel since January 2001.	USA
Executive Officers
Carol Ashe	One Franklin Plaza Philadelphia, PA 19102	Vice President, Legal Operations-Corporate Functions-US since April 2008; prior thereto, Vice President and Associate General Counsel since January 2001.	USA

SCHEDULE B

NOTICE OF SHORT-FORM MERGER

This notice is being furnished to holders of the outstanding shares of capital stock of Genelabs pursuant to Section 1110 of the CGCL.

1. If the Minimum Tender Condition and the other conditions to the Offer are satisfied as of the expiration date and the Offer is consummated, Purchaser will be the owner of at least 90% of the outstanding shares of each class of Genelabs capital stock. Under such circumstances, Purchaser anticipates that it will effect a short-form merger of Purchaser with and into Genelabs pursuant to Section 1110 of the CGCL (the “Short-Form Merger”) as soon as practicable following consummation of the Offer. Under such circumstances, the Short-Form Merger will become effective on or after December 11, 2008.

2. The following resolution was adopted by the Boards of Directors of Purchaser and by holders of all of the outstanding shares of capital stock of Purchaser on October 29, 2008:

RESOLVED, that, pursuant to Section 1110 of the California General Corporation Law, the Board hereby adopts and approves (i) the Merger, (ii) the assumption of all liabilities of Purchaser by Genelabs as a result of the Merger, (iii) the receipt by the holder of each share of Genelabs common stock (other than shares held in the treasury of Genelabs or owned by GSK or any direct or indirect wholly-owned subsidiary of GSK or Genelabs or held by shareholders who properly demand and perfect dissenters’ rights under California law) in the Merger of $1.30 in cash, and (iv) the conversion as a result of the Merger of each share of common stock of Purchaser into one share of Genelabs common stock in the Merger.

3. A copy of Sections 1300 through 1304 of the CGCL is set forth below.

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

4. The price determined by Genelabs to represent the fair market value of the dissenting shares is $1.30 per share.

5. A brief description of the procedure to be followed if a shareholder desires to exercise his or her rights under Sections 1300 through 1304 of the CGCL is set forth below.

1. Any shareholder who has a right to require Genelabs to purchase the shareholder’s shares for cash under Section 1300 of the CGCL, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires Genelabs to purchase such shares must make a written demand upon Genelabs for the purchase of such shares and payment to the shareholder in cash of their fair market value.

2. Such demand should be sent to the Secretary of Genelabs at 505 Penobscot Drive, Redwood City, California 94063.

3. The demand is not effective for any purpose unless it is received by the Secretary of Genelabs or any transfer agent thereof by December 13, 2008, which is the 31st day after this notice was mailed to shareholders.

4. The demand must state the number and class of the shares held of record by the shareholder which the shareholder demands that Genelabs purchase and must contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the Short-Form Merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SCHEDULE C

CALIFORNIA CORPORATIONS CODE
CHAPTER 13
DISSENTERS’ RIGHTS
(SECTIONS 1300-1313)

§1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

Facsimile copies of the Letter of Transmittal, properly completed and duly executed, will be accepted. The Letter of Transmittal, certificates for the Shares and any other required documents should be sent or delivered by each shareholder of Genelabs or such shareholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer Is:

By Mail:	By Courier:

Computershare, Inc.	Computershare, Inc.
C/O Voluntary Corporate Actions	C/O Voluntary Corporate Actions
P.O. Box 859208	161 Bay State Drive
Braintree, MA 02185-9208	Braintree, MA 02184

Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below or to your broker, dealer, commercial bank or trust company. Additional copies of the Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be obtained from the Information Agent as set forth below, and will be furnished at Purchaser’s expense.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: tenderoffer@mackenziepartners.com